Exhibit 10.32

Loan Number: 1006244

EXECUTION VERSION

TERM LOAN AGREEMENT

Dated as of January 19, 2012

by and among

POST APARTMENT HOMES, L.P.,

                                                             as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND THEIR ASSIGNEES UNDER SECTION 12.6.,

                                                          as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

                                                                                   as Administrative Agent,

WELLS FARGO SECURITIES, LLC,

PNC CAPITAL MARKETS LLC

and

SUNTRUST ROBINSON HUMPHREY, INC.,

                                                                                  as Joint Lead Arrangers,

WELLS FARGO SECURITIES, LLC,

                                                                            as Sole Bookrunner,

and

PNC BANK, NATIONAL ASSOCIATION

and

SUNTRUST BANK,

                                                                                     as Co-Syndication Agents

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- ii -

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SCHEDULE I	Commitments
SCHEDULE 1.1.	List of Loan Parties
SCHEDULE 2.9.	Interest Periods
SCHEDULE 6.1.(b)	Ownership Structure
SCHEDULE 6.1.(f)	Properties; Existing Liens
SCHEDULE 6.1.(g)	Existing Indebtedness
SCHEDULE 6.1.(h)	Litigation
SCHEDULE 9.6.(b)	Other Permitted Negative Pledges
SCHEDULE 9.6.(c)	Other Permitted Restrictions
SCHEDULE 9.10.	Transactions with Affiliates

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Term Note
EXHIBIT C	Form of Guaranty
EXHIBIT D	Form of Notice of Borrowing
EXHIBIT E	Form of Notice of Continuation
EXHIBIT F	Form of Notice of Conversion
EXHIBIT G	Form of Transfer Authorizer Designation Form
EXHIBIT H	Form of Opinion of Counsel
EXHIBIT I	Form of Compliance Certificate

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THIS TERM LOAN AGREEMENT (this “Agreement”) dated as of January 19, 2012 by and among POST APARTMENT HOMES, L.P., a limited partnership formed under the laws of the State of Georgia (the “Borrower”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 12.6. (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”), WELLS FARGO SECURITIES, LLC, PNC CAPITAL MARKETS LLC and SUNTRUST ROBINSON HUMPHREY, INC., as Joint Lead Arrangers (collectively, the “Arrangers”), WELLS FARGO SECURITIES, LLC, as Sole Bookrunner (in such capacity, the “Bookrunner”) and SUNTRUST BANK and PNC BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents (collectively, the “Co-Syndication Agents”).

WHEREAS, the Lenders are willing to make available to the Borrower a term loan facility in the initial amount of $300,000,000, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1.  Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 4.1.(b).

“Additional Loans” has the meaning given that term in Section 2.16.

“Adjusted EBITDA” means, for any given period, (a) EBITDA of the Borrower determined on a consolidated basis for such period, minus (b) Capital Reserves for such period.

“Administrative Agent” means Wells Fargo Bank, National Association as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 11.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affiliate” means, (i) with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, and (ii) with respect to the Borrower, shall include any Person owning or holding, directly or indirectly, 20% or more of the Equity Interests in the Borrower, and any Person 20% or more of whose Equity Interests are owned or held, directly or indirectly, by the Borrower. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” means the percentage rate set forth below corresponding to the level (each a “Level”) into which the Borrower’s Credit Rating then falls. As of the Agreement Date, the Applicable Margin is determined based on Level 3. Any change in the Borrower’s Credit Rating which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 8.5.(m) that the Borrower’s Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by such Section but the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed. During any period that the Borrower has received two Credit Ratings that are not equivalent, the Applicable Margin shall be determined based on the Level corresponding to the higher of such two Credit Ratings unless such Credit Ratings are more than one Level apart, in which case, the Applicable Margin shall be determined based on the Level immediately below the Level corresponding to the higher Credit Rating. During any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating. During any period that the Borrower has not received a Credit Rating from either Rating Agency, the Applicable Margin shall be determined based on Level 4.

Level	Borrower’s Credit Rating (S&P/Moody’s)	Applicable Margin
1	Higher than BBB/Baa2	1.50%
2	BBB/Baa2	1.70%
3	BBB-/Baa3	1.90%
4	Lower than BBB-/Baa3	2.30%

“Approved Fund” means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Eligible Assignee and the Administrative Agent, substantially in the form of Exhibit A.

“Availability Termination Date” means July 17, 2012.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means the LIBOR Market Index Rate; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Base Rate shall mean the per annum rate of interest equal to the sum of the Federal Funds Rate plus one and one-half of one percent (1.50%).

“Base Rate Loan” means a Loan (or portion thereof) bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Business Day” means (a) a day of the week (but not a Saturday, Sunday or other day on which commercial banks in San Francisco, California or Atlanta, Georgia are authorized or required by law to close), and (b) if such day relates to a LIBOR Loan, any such day that is also a day on which dealings in Dollars are carried on in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capital Reserves” means, for any period and with respect to any Multifamily Property, an amount equal to (a) $200 per apartment unit in such Multifamily Property times, (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365. If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Multifamily Properties of the Borrower and its Wholly Owned Subsidiaries and the Ownership Shares of all Multifamily Properties of their respective Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates, in each case as now or hereafter owned or occupied under a Ground Lease.

“Capitalization Rate” means 6.50%.

“Capitalized Lease Obligation” means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000.00 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) repurchase agreements and reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; (e) money market sweep accounts maintained with banks satisfying the requirements in clause (b) above and providing for investments in Eurodollar deposits and other investments otherwise constituting Cash Equivalents as provided herein; and (f) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000.00 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Cash Management Line Agreement” means that certain Amended and Restated Revolving Loan Credit Agreement, dated as of January 21, 2011 by and between the Borrower and Wells Fargo.

“Certificate of Occupancy” means a certificate of occupancy or comparable regulatory certification, permit or approval, whether temporary or permanent, which permits lawful occupancy of a Property.

“Change of Control” means the occurrence of any of the following events:

(a)        Any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) shall have acquired beneficial ownership, directly or indirectly, of voting stock of PPI (or other securities convertible into such voting stock) representing 40% or more of the combined voting power of all voting stock of PPI;

(b)        During any period of up to 24 consecutive months, commencing after the Agreement Date, individuals who at the beginning of such 24-month period were directors of PPI (together with any new director (i) whose election by PPI’s Board of Directors or whose nomination for election by PPI’s shareholders was approved by a vote of at least one half of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or would qualify under the immediately following clause (ii) or (ii) whose nomination for election by PPI’s shareholders was by one or more shareholders of PPI, through proxy access rules adopted by the Securities Exchange Commission) cease for any reason to constitute at least 50% of the directors of PPI then in office; provided, that directors who cease to serve on the Board of Directors during such 24 month period because of disability, death, resignation or reaching the mandatory retirement age for directors shall be treated as if they did not serve on the Board of Directors at the beginning of the 24-month period for purposes of the calculation provided in this clause (b) and clause (c);

(c)        During any period of up to 24 consecutive months, commencing after the Agreement Date, (i) individuals who at the beginning of such 24-month period were directors of PPI cease for any reason to constitute at least 75% of the directors of PPI then in office (calculated as provided in the proviso in clause (b) of this definition) and (ii) any two of the Chief Executive Officer of PPI, the Chief Financial Officer of PPI, and the head of the Post Apartment Management division of the Borrower cease for any reason (including, without limitation, death or disability) to serve in such capacity on a full time basis, and, within 180 days thereafter, such individuals are not replaced with individuals reasonably acceptable to the Requisite Lenders;

(d)        PPI fails to own directly all of the Equity Interests of each of GP Sub and LP Sub; and

(e)        GP Sub fails to be the sole general partner of the Borrower.

As used in this definition, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 as in effect on the date hereof.

“Commitment” means, as to each Lender, such Lender’s obligation to make Loans pursuant to Section 2.1. in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule I as such Lender’s “Commitment Amount”, or as set forth in any applicable Assignment and Assumption as the same may be reduced as provided in Section 2.1.(a) upon such Lender’s making of a Loan, and increased or reduced, from time to time, as appropriate, to reflect any assignments to or by such Lender effected in accordance with Section 12.6.

“Commitment Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have been terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the ratio, expressed as a percentage, of (x) the aggregate outstanding principal amount of such Lender’s Loans to (y) the aggregate outstanding principal amount of all Loans.

“Compliance Certificate” has the meaning given that term in Section 8.3.

“Condominium Property” means (a) a Property being developed with multiple residential condominiums on a “ground up” basis (including any such Property that is part of a Mixed-Use Project), or (b) a Multifamily Property that has been converted into residential condominium units, in each case for the purpose of sale. For purposes of this definition and the definition of “Condominium Property Value”, a Multifamily Property will be deemed “converted” into residential condominium units once both of the following have occurred: (i) notice of the conversion has been sent to the tenants of such Property and (ii) a declaration of condominium or other similar document is filed with the applicable Governmental Authority. As of the Agreement Date, the only Condominium Properties are The Ritz Carlton Residences in Atlanta, Georgia, and the Four Seasons Private Residences in Austin, Texas.

“Condominium Property Value” means at any time and for any Person, the GAAP book value of all Condominium Properties.

“Construction-in-Process” means at any time and for any Person, the sum of all cash expenditures made by such Person for land and improvements (including indirect costs internally allocated and development costs) on all Properties that are under construction or with respect to which construction is scheduled to commence within twelve (12) months of the relevant date of determination, determined in accordance with GAAP.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.9.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.10.

“Credit Event” means the making of any Loan.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term indebtedness of a Person.

“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.9.(g), any Lender that (a) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (a)

upon receipt of such written confirmation by the Administrative Agent and the Borrower), (b) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (c) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Law relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(g)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, but excluding “cash flow hedge” transactions as defined under GAAP prior to the occurrence of a termination event thereunder. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Administrative Agent or any Lender).

“Development Property” means a Property currently under development that has not achieved an Occupancy Rate of 85% or more for the immediately preceding calendar month or on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have not been completed for at least 6 months. The term “Development Property” shall include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by the Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition and (ii) a third party is developing such property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to, the Borrower, any Subsidiary or any Unconsolidated Affiliate. A Development Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been completed for at least 6 months shall cease to constitute a Development Property notwithstanding the fact that such Property has not achieved an Occupancy Rate of at least 85%.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to a Person for any period (without duplication): (a) net income (or loss) of such Person and its Wholly Owned Subsidiaries for such period, exclusive of the following (but only to the extent included in the determination of such net income (loss)): (i) depreciation and amortization expense; (ii) Interest Expense; (iii) all provisions for any Federal, state or other income tax expense; (iv) asset impairment charges, restructuring charges, and all extraordinary or nonrecurring gains and losses; (v) changes in deferred taxes and other noncash items; (vi) non-cash expenses associated with stock compensation; (vii) in the case of the Borrower, distributions on Preferred Securities issued by the Borrower; (viii) gains or losses from early extinguishment of Indebtedness and redemption of Preferred Securities (including any gains or losses in respect of any derivative agreements or arrangements in effect that are related to such Indebtedness or Preferred Securities), (ix) net gains, losses, income and expenses relating to Condominium Properties (provided that, to the extent the aggregate amount of all condominium holding expenses consisting of homeowners’ association dues, real estate taxes and insurance in respect of such Condominium Properties exceed the CH Expenses Specified Amounts (as defined below) for the periods indicated, such excess amount shall not be excluded for purposes of calculating EBITDA pursuant to this clause (ix)); (x) straight line rent leveling adjustments; and (xi) amortization of intangibles pursuant to ASC Topic 805 (formerly SFAS 141R), in each case on a consolidated basis determined in accordance with GAAP applied on a consistent basis; plus (b) such Person’s Ownership Share of EBITDA from its Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates (determined for such Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates in a manner consistent with the foregoing), determined on a consolidated basis in accordance with GAAP applied on a consistent basis. For purposes of clause (ix) above, “CH Expenses Specified Amounts” shall mean (1) $9,000,000 for each of the four fiscal quarter periods ending on or before December 31, 2011, (2) $8,000,000 for each of the four fiscal quarter periods ending after December 31, 2011 and on or before December 31, 2012, (3) $7,000,000 for each of the four fiscal quarter periods ending after December 31, 2012 and on or before December 31, 2013, and (4) $6,000,000 for each of the four fiscal quarter periods ending after December 31, 2013.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived in writing by the Requisite Lenders.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (ii) any Defaulting Lender or any of its Subsidiaries, or any Person who upon becoming a Lender hereunder would constitute any of the foregoing Persons described in this clause (ii).

“Eligible Ground Lease” means a ground lease (including, if applicable, related agreements with the lessor) containing terms and conditions which, taken as a whole, would reasonably be expected to allow the lessee to obtain leasehold mortgage financing of its interest in such ground lease from institutional lenders who are regularly engaged in the business of leasehold mortgage financing, provided customary real estate underwriting criteria are otherwise satisfied, all as determined by the Borrower in its good faith business judgment, including (a) a term of thirty (30) years or more, inclusive of any unexercised extension options that may be exercised by the lessee without the consent or approval of the lessor (or in the absence of a remaining term of such length, the right to purchase or otherwise acquire the fee simple title to the leased property on terms advantageous to the lessee), and (b) leasehold mortgagee protection provisions which are, in the Borrower’s good faith business judgment, reasonable under the circumstances.

“Eligible Property” means a Property which satisfies all of the following requirements:

(a)        such Property is a Stabilized Multifamily Property;

(b)        such Property is owned entirely by the Borrower, a Guarantor, or a Wholly Owned Subsidiary of the Borrower in fee simple, or is leased under an Eligible Ground Lease, by the Borrower, a Guarantor, or a Wholly Owned Subsidiary of the Borrower;

(c)        neither such Property, nor any interest of the Borrower, such Guarantor or such Wholly Owned Subsidiary therein, is subject to any Lien (other than Permitted Liens described in clauses (a) through (e) of the definition of such term) or to any Negative Pledge;

(d)        if such Property is owned by a Subsidiary, or leased by a Subsidiary pursuant to an Eligible Ground Lease, (i) none of the Borrower’s direct or indirect ownership interest in such Subsidiary is subject to any Lien (other than Permitted Liens described in clauses (a) through (e) of the definition of such term) or to any Negative Pledge, (ii) PPI or the Borrower, directly or indirectly, has the right to take the following actions without the need to obtain the consent of any Person: (A) to create a Lien on such Property as security for Indebtedness of the Borrower or such Subsidiary, and (B) to sell, transfer or otherwise dispose of such Property; and (iii) such Subsidiary has no Indebtedness other than (x) standby letters of credit, Capitalized Lease Obligations and purchase money indebtedness as required for the development and operation of the Property not to exceed $1,000,000 and (y) Indebtedness owing to the Borrower or another Subsidiary; and

(e)        such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, conditions or matters individually or collectively which do not have a material adverse effect on the value of such Property.

“Eligible QI Cash and Cash Equivalents” means at any time the sum of (i) proceeds from the sale of Properties by the Borrower or any of its Subsidiaries which are held by a Qualified Intermediary in cash or Cash Equivalents in a “qualified escrow account” within the meaning of the regulations issued pursuant to Section 1031 of the Internal Revenue Code pursuant to an exchange agreement intended for the purposes of implementing a tax deferred exchange transaction under Section 1031 under the Code minus (ii) all costs, expenses and other obligations incurred by or owing to the Qualified Intermediary or any other Person which are to be paid from such qualified escrow account prior to or at the time of the disbursement of the proceeds from such qualified escrow account by the Qualified Intermediary. In the event (a) all or a portion of the cash or cash equivalents held by the Qualified Intermediary become subject to any Lien or (b) the Qualified Intermediary becomes subject to any bankruptcy or insolvency proceedings, then with respect to clause (a) above, the value of the cash or cash equivalents subject to such Lien shall be deemed to be zero ($0) and with respect to clause (b) above, the cash or cash equivalents held by such Qualified Intermediary shall be deemed to be zero ($0).

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the

Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Portion” has the meaning given to that term in the definition of “Mixed-Use Project”.

“Excluded Subsidiary” means any Wholly Owned Subsidiary of the Borrower or PPI that is prohibited from guarantying the Indebtedness of another Person pursuant to (a) any document, instrument or agreement evidencing Secured Indebtedness of such Subsidiary, or (b) such Subsidiary’s organizational documents where such prohibition is being required as a condition to the extension of such Secured Indebtedness.

“Excluded Taxes” means (i) franchise Taxes, (ii) any Taxes (other than withholding taxes) that would not be imposed but for a connection between the Administrative Agent or a Lender and the jurisdiction imposing such Taxes (other than a connection arising solely by virtue of the activities of the Administrative Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii) any Taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits, (iv) any Taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto and (v) any taxes imposed by Sections 1471 through Section 1474 of the Internal Revenue Code (including any official interpretations thereof, collectively “FATCA”) on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012.

“FATCA” has the meaning given such term in the definition of the term “Excluded Taxes”.

“Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain fee letter dated as of December 1, 2011, by and between the Borrower and the Administrative Agent.

“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower to the Administrative Agent, the Titled Agents or the Lenders hereunder, under any other Loan Document or under the Fee Letter.

“Fixed Charges” means, for any period, the sum of the following determined on a consolidated basis in accordance with GAAP applied on a consistent basis: (a) Interest Expense of the Borrower and its Wholly Owned Subsidiaries, and their respective Ownership Shares of Interest Expense of their non-Wholly Owned Subsidiaries and Unconsolidated Affiliates, for such period, (b) all regularly scheduled principal payments made with respect to Indebtedness of the Borrower and its Wholly Owned Subsidiaries, and their respective Ownership Shares of such payments in respect of Indebtedness of their non-Wholly Owned Subsidiaries and Unconsolidated Affiliates, during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, and (c) all Preferred Dividends paid during such period.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds From Operations” means the term “Funds from Operations” as such term is defined by the National Association of Real Estate Investment Trusts, as such term may be modified, revised or redefined from time to time by said association, or if said association no longer exists or promulgates a definition for such term, then as such term has been then most recently defined by such association, and consistent with PPI’s and the Borrower’s calculation of “Funds from Operations” as included in its periodic reports filed with the Securities and Exchange Commission.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination (subject to Section 1.2.).

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“GP Sub” means Post GP Holdings, Inc., a Georgia corporation which is a Wholly Owned Subsidiary of PPI, the general partner of the Borrower and the owner of a 1% general partner interest in the Borrower as of the Effective Date.

“Gross Asset Value” means the sum of all of the following (without duplication), of the Borrower and its Wholly Owned Subsidiaries, and their respective Ownership Shares of the following amounts for their Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates:

(a)        the aggregate amount of the unpledged portion of all unrestricted cash and cash equivalents; plus

(b)        with respect to each Stabilized Multifamily Property owned or leased pursuant to a Ground Lease (i) Net Operating Income for such Stabilized Multifamily Property for the most recent four fiscal quarters (adjusted for any acquisitions and dispositions), divided by the Capitalization Rate; provided, however, that if such Multifamily Property first became a Stabilized Multifamily Property at any time after the commencement of such four fiscal quarter period, the valuation in this clause (b) shall be made on an annualized basis using the Net Operating Income for the period of one, two or three of the most recent fiscal quarters, as the case may be, during which such Multifamily Property constituted a Stabilized Multifamily Property (with such Net Operating Income being multiplied by four, two, or one and one-third, as applicable, and with such total being divided by the Capitalization Rate); plus

(c)        with respect to each Other Multifamily Property, the undepreciated GAAP book value of such Other Multifamily Property until such Property becomes a Stabilized Multifamily Property; provided, however, that if the amount of Gross Asset Value attributable to Other Multifamily Properties pursuant to this clause (c) that are newly acquired (whether through purchase or lease pursuant to an Eligible Ground Lease) and valued at the undepreciated GAAP book value exceeds 20% of Gross Asset Value (without giving effect to this proviso), then solely for purposes of this definition and to the extent necessary to eliminate such excess pursuant to this clause (c), the Borrower shall designate and identify in any calculation of Gross Asset Value delivered to the Administrative Agent and the Lenders one or more of such Other Multifamily Properties to be valued in accordance with clause (b) above as if such Other Multifamily Properties were Stabilized Multifamily Properties; plus

(d)        the undepreciated GAAP book value of Construction-in-Process until such property becomes a Stabilized Multifamily Property or an Other Multifamily Property; plus

(e)        the Renovation Property Value of all Renovation Properties limited to 15% of Gross Asset Value; plus

(f)        Eligible QI Cash and Cash Equivalents limited to 10% of Gross Asset Value; plus

(g)        the book value (net of any applicable reserves) of all other assets (excluding any accounts receivable and any assets classified as intangible assets under GAAP) as shown on the Borrower’s most recent quarterly financial statements prepared on a consolidated basis in accordance with GAAP; plus

(h)        the GAAP book value of Unimproved Land; plus

(i)        the Condominium Property Value of all Condominium Properties.

The Borrower’s Ownership Share of Gross Asset Value of Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates will be included in Gross Asset Value calculations consistent with the above described treatment for wholly owned assets. Gross Asset Value shall be calculated on a pro forma basis as if assets acquired during the relevant period were owned as of the beginning of the relevant period, and all assets disposed of during the relevant period were not owned during any portion of the relevant period. Solely for the purpose of calculating the ratios set forth in Section 9.1.(a) and Section 9.1.(c), Gross Asset Value shall include assets having a value equal to the amount of Indebtedness included under clause (j) of the definition of the term “Indebtedness”.

“Ground Lease” means an Eligible Ground Lease or an Ineligible Ground Lease.

“Guarantor” means any Person that is party to the Guaranty as a “Guarantor” and shall in any event include PPI, GP Sub, LP Sub, any Significant Subsidiary which becomes a Guarantor and any Subsidiary that elects to become a Guarantor.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the Guaranty to which the Guarantors are parties substantially in the form of Exhibit C.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; and (e) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered (other than trade accounts payable incurred in the ordinary course of business which are not more than 90 days past due unless being contested in good faith); (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) net obligations under any Derivatives Contract in an amount equal to the Derivatives Termination Value thereof; (h) all guarantees or other agreements of such Person to become liable on a recourse basis for the Indebtedness of another Person (provided that the amount of such Indebtedness under such guarantees or other agreements pursuant to this clause (h) shall be deemed to be equal to the stated or determinable amount owing under such guarantee or other agreement or, if not stated or determinable, the maximum reasonably anticipated amount of liability thereunder); (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than certain Permitted Liens) on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (provided that the amount of Indebtedness of such Person pursuant to this clause (i) shall be deemed to be the lesser of (I) the Fair Market Value of such property or assets, and (II) the total Indebtedness of such other Person secured thereby) and (j) solely for the purpose of calculating the ratios set forth in Section 9.1.(a) and Section 9.1.(c), all obligations in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement in which all conditions to such obligation or commitment have been satisfied or waived (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); provided, however, that Indebtedness shall not include (x) any such obligations subject to defeasance arrangements in accordance with GAAP, or (y) obligations in respect of Mandatorily Redeemable Stock to the extent of any sinking fund payments that have been made in connection therewith, but only, in the case of (x) and (y) such defeasance and sinking fund payments shall be held as restricted cash that is escrowed or maintained in a trust or escrow account or other fund with one or more trustees relating to the applicable indenture or other agreement pertaining to such obligations. All Loans shall constitute Indebtedness of the Borrower. Notwithstanding the use of GAAP, the calculation of Indebtedness shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Ineligible Ground Lease” means a ground lease other than an Eligible Ground Lease.

“Intellectual Property” has the meaning given that term in Section 6.1.(r).

“Interest Expense” means for any period the sum of the following (without duplication) for the Borrower and its Wholly Owned Subsidiaries and their respective Ownership Shares of the following for their Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates: (a) all interest expense incurred for such period, including capitalized interest not funded under a construction loan, plus (b) recurring fees (such as recurring issuer, trustee and credit enhancement fees), whether paid or accrued, in connection with Tax Exempt Bonds or other credit enhanced Indebtedness, in each case on a consolidated basis determined in accordance with GAAP applied on a consistent basis.

“Interest Period” means with respect to any LIBOR Loan (a) each period commencing on the date such LIBOR Loan is made, or in the case of a Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month or (b) if applicable, the monthly period applicable to such LIBOR Loan determined in accordance with the last sentence of Section 2.9. Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next Business Day (or, if the next Business Day falls in the next calendar month, then on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment or option to make an Investment in any other Person shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Lender” means each financial institution from time to time party hereto as a “Lender,” together with its respective successors and permitted assigns; provided, however, that the term “Lender”, except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“LIBOR” means, for the Interest Period for any LIBOR Loan, the rate of interest, rounded up to the nearest whole multiple of one-hundredth of one percent (0.01%), obtained by dividing (i) the rate of interest, rounded upward to the nearest whole multiple of one-hundredth of one percent (0.01%), referred to as the BBA (British Bankers’ Association) LIBOR rate as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rate for deposits in Dollars at approximately 9:00 a.m. Pacific time, two (2) Business Days prior to the date of commencement of such Interest Period for purposes of calculating effective rates of interest for loans or obligations making reference thereto, for an amount approximately equal to the applicable LIBOR Loan and for a period of time approximately equal to such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). Any change in such maximum rate shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

“LIBOR Loan” means any portion of a Loan (other than a Base Rate Loan) bearing interest at a rate based on LIBOR.

“LIBOR Market Index Rate” means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 9:00 a.m. Pacific time for such day (or if such day is not a Business Day, the immediately preceding Business Day). The LIBOR Market Index Rate shall be determined on a daily basis.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, collateral assignment of leases and rents or other property, pledge, lien, hypothecation, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction pursuant to proper authorization, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction, (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien, or (iii) in connection with any bailment or consignment arrangement not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1. or Section 2.16.

“Loan Document” means this Agreement, each Note, the Guaranty and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than the Fee Letter and any Specified Derivatives Contract).

“Loan Party” means each of the Borrower and each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral security to secure all or a portion of the Obligations. Schedule 1.1. sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“LP Sub” means Post LP Holdings, Inc., a Georgia corporation which is a Wholly Owned Subsidiary of PPI and the owner of a majority of the limited partnership interests in the Borrower as of the Effective Date.

“Mandatorily Redeemable Stock” means, with respect to PPI, the Borrower or any of their respective Subsidiaries, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable solely in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the date on which all Loans are scheduled to be due and payable in full.

“Material Adverse Effect” means a materially adverse effect on (a) the business, properties, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of PPI, the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

“Material Subsidiary” means any Subsidiary of PPI or the Borrower that comprises at least 5% of Gross Asset Value.

“Mixed-Use Project” means a mixed-use project that includes or will include a Multifamily Property, Condominium Property, and/or Renovation Property, including such a mixed-use project where upon completion or substantial completion of the project the portion of the project that is attributable to non-residential uses is to be transferred to or otherwise held by a Person other than PPI, the Borrower or a Subsidiary or Unconsolidated Affiliate of PPI or the Borrower (the “Excluded Portion”).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real property granting a Lien on such interest in real property as security for the payment of Indebtedness of such Person or another Person.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Multifamily Property” means a Property improved with one or more residential apartment communities (including the Property known as Post Riverside) and any other such Property that is part of a Mixed-Use Project, other than any such Property that is a Non-Multifamily Property.

“Negative Pledge” means a provision of any agreement (other than this Agreement, any other Loan Document, the Cash Management Line Agreement, the Revolving Credit Agreement, any Specified Derivatives Contract or any agreement executed in connection with the Cash Management Line Agreement or the Revolving Credit Agreement) that prohibits or limits the creation of any Lien on any assets of a Person as security for Indebtedness of the Person owning such asset or any other Person;

provided, however, that for purposes of this Agreement the following shall not be deemed to constitute a “Negative Pledge”: (i) provisions in agreements or instruments evidencing or governing senior unsecured Indebtedness that have the effect of imposing limitations or restrictions on the amount of secured Indebtedness that PPI, the Borrower, any other Guarantor or their respective Subsidiaries may incur or maintain, or (ii) provisions in any agreements relating to the sale of a Subsidiary, or any assets of PPI, the Borrower, any other Guarantor or their respective Subsidiaries, pending such sale, provided that such provision applies only to the Subsidiary or the assets that are to be sold.

“Net Operating Income” means, for any Property and for a given period, the sum of the following (without duplication): (a) rents and other revenues received in the ordinary course from such Property (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued related to the ownership, operation or maintenance of such Property, including but not limited to taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and property-level general and administrative expenses (including allocations for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses and any property management fees) minus (c) the greater of (i) the actual property management fee paid during such period (excluding intercompany property management fees) and (ii) an imputed management fee in the amount of two and a half percent (2.50%) of the gross revenues for such Property for such period minus (d) the Capital Reserves for such Property for the applicable period. Net Operating Income shall be adjusted to remove the impact of straight-line rent leveling adjustments pursuant to a Ground Lease in accordance with GAAP and to remove the impact of nonrecurring operating expenses paid or accrued related to the ownership, operation and maintenance of the Property (including periodically recurring exterior painting expenses).

“Net Proceeds” means with respect to any Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value (for financial accounting purposes) of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Non-Defaulting Lender” means, at any time, any Lender that is not then a Defaulting Lender.

“Non-Multifamily Property” means any Property for which greater than 20% of the net rentable square footage is attributable to uses other than multifamily apartment rental use or residential condominium use, but excluding Post Riverside and any other Mixed-Use Project where, after excluding the Excluded Portion of the Mixed-Use Project, not more than 20% of the remaining net rentable square footage is attributable to such other uses.

“Non-Wholly Owned Subsidiary” means a Subsidiary that is not a Wholly Owned Subsidiary.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” has the meaning given such term in Section 2.11.

“Notes Receivable” means mortgage and notes receivable and reimbursement agreements (to the extent obligations are payable under such reimbursement agreements), including interest payments thereunder, of the Borrower and its Subsidiaries and Unconsolidated Affiliates (other than such mortgage and notes receivable and reimbursement agreements owing from PPI, the Borrower, their respective Subsidiaries and Unconsolidated Affiliates). Notes Receivable shall not include Mortgages resulting from condominium unit sales of The Ritz Carlton Residences located in Atlanta, Georgia or the Four Seasons Private Residences located in Austin, Texas.

“Notice of Borrowing” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1.(b) evidencing the Borrower’s request for a borrowing of Loans.

“Notice of Continuation” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.9. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include Specified Derivatives Obligations.

“Occupancy Rate” means, for any applicable period, the average economic occupancy as defined in PPI’s and the Borrower’s filings with the Securities Exchange Commission for such period.

“OFAC” has the meaning given that term in Section 6.1.(w).

“Off-Balance Sheet Obligations” means liabilities and obligations of the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a) (4) (ii) of Regulation S-K promulgated under the Securities Act) which would be required to be disclosed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of PPI’s and the Borrower’s report on Form 10-Q or Form 10-K (or their equivalents) which PPI and the Borrower are required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).

“Other Multifamily Property” means, during any fiscal quarter of the Borrower, each Multifamily Property that is not a Stabilized Multifamily Property.

“Other Taxes” means all present or future stamp, court or documentary Taxes and any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document. Other Taxes shall not include any Excluded Taxes to the extent provided in Section 3.10.

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) subject to compliance with Section 8.5.(n), such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Participant” has the meaning given that term in Section 12.6.(d).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, with respect to any asset or property of a Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 7.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen’s compensation, unemployment insurance or similar applicable laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair in any material respect the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders and each Specified Derivatives Provider; and (f) Liens in existence as of the Agreement Date and set forth on Schedule 6.1(f).

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means, in respect of any principal of any Loan and any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin plus two percent (2.0%).

“PPI” means Post Properties, Inc., a corporation formed under the laws of the State of Georgia, and shall include PPI’s successors and permitted assigns.

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Securities issued by PPI, the Borrower or a Subsidiary. Preferred

Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests; (b) paid or payable to PPI, the Borrower or a Subsidiary; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Securities” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Principal Office” means the office of the Administrative Agent located at 1525 West WT Harris Boulevard, Charlotte, North Carolina 28262, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Property” means a parcel or unit (or group of related parcels or units) of real property developed (or to be developed) as a Multifamily Property, Condominium Property, Mixed-Use Project or other use by PPI, the Borrower, or any other Subsidiary or, as the context may require, their Unconsolidated Affiliates, and which is located in a state of the United States of America or the District of Columbia.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Rating Agency” means S&P or Moody’s.

“Register” has the meaning given that term in Section 12.6.(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Renovation Property” means a Property on which the existing building or other improvements are undergoing renovation that will either (i) disrupt the occupancy of at least 15% of the square footage of such Property designed for residential occupancy purposes or (ii) temporarily reduce the Net Operating Income attributable to such Property for any fiscal quarter by more than 15% as compared to the comparable fiscal quarter in the immediately preceding fiscal year. A Property shall cease to be a Renovation Property upon the earlier to occur of (i) all improvements (other than tenant improvements on unoccupied space) related to the renovation of such Property having been substantially completed for twelve (12) months and (ii) once such Property has achieved an Occupancy Rate of 85% or more for a calendar month.

“Renovation Property Value” means, for a Renovation Property, the sum of the following: (a) the Net Operating Income attributable to such Property for the four quarter period ending immediately prior to the commencement of such renovation divided by the Capitalization Rate, plus (b) the cost of capital improvements made to such Property in connection with such renovation not to exceed 30% of the amount determined in accordance with the preceding clause (a).

“Requisite Lenders” means, as of any date and subject to Section 3.9. as to any Defaulting Lender, (a) Lenders having more than 50.0% of the aggregate amount of the Commitments, or (b) if the Commitments have been terminated or reduced to zero, Lenders holding more than 50.0% of the principal amount of the aggregate outstanding Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders.

“Responsible Officer” means each of the chief executive officer, president, chief financial officer and chief accounting officer of PPI, GP Sub or the Borrower, as the case may be.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of PPI, the Borrower or any of their respective Subsidiaries now or hereafter outstanding, except to the extent such dividend or other distribution is payable in Equity Interests; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of PPI, the Borrower or any of their respective Subsidiaries now or hereafter outstanding, except to the extent the consideration given in respect thereof constitutes Equity Interests; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of PPI, the Borrower or any of their respective Subsidiaries now or hereafter outstanding, except to the extent such payment is made in Equity Interests.

“Revolver Agent” means Wells Fargo, in its capacity as administrative agent under the Revolving Credit Agreement, together with its successors and permitted assigns under the Revolving Credit Agreement.

“Revolving Credit Agreement” that certain Second Amended and Restated Credit Agreement dated as of January 21, 2011 by and among the Borrowers, the financial institutions from time to time party thereto as “Lenders”, the Revolver Agent and the other parties thereto.

“Secured Indebtedness” means the sum (without duplication) of all Indebtedness of the Borrower and all of its Wholly Owned Subsidiaries and their respective Ownership Shares of the Indebtedness of their Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates, in each case that is secured in any manner by any Lien on such Person’s property, determined on a consolidated basis.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Significant Subsidiary” means any existing or future Wholly Owned Subsidiary of PPI (other than the Borrower) or the Borrower, the assets of which constitute more than 5% of Gross Asset Value and which is not an Excluded Subsidiary; provided, however, that in the case of Post Services, Inc., none of the assets consisting of the Condominium Properties known as The Ritz-Carlton Residences in Atlanta, Georgia, or The Four Seasons Private Residences in Austin, Texas, that may be held directly or indirectly by Post Services, Inc. shall be included for purposes of determining the status of Post Services, Inc. as a Significant Subsidiary.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between the Borrower and any Specified Derivatives Provider and designated in writing by the Borrower and the Specified Derivatives Provider (or in the case of a Specified Derivatives Provider that is an Affiliate of a Lender, such Lender) to the Administrative Agent as a “Specified Derivatives Contract.”

“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Borrower or its Subsidiaries under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.

“Specified Derivatives Provider” means any Lender, or any Affiliate of a Lender that is a party to a Specified Derivatives Contract at the time the Specified Derivatives Contract is entered into.

“Specified Event of Default” means any of the Events of Default described in Sections 10.1.(a), 10.1.(f) and 10.1.(g) of this Agreement

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“Stabilized Multifamily Property” means, during any fiscal quarter of the Borrower, each Multifamily Property owned (or leased pursuant to a Ground Lease) that either (i) has achieved an 85% Occupancy Rate with tenants who have been paying rent under executed leases for the two prior fiscal quarters of the Borrower during which such Multifamily Property was owned or leased, or (ii) has been completed for at least four full fiscal quarters (with completion evidenced by obtaining or receipt of the final Certificate of Occupancy for such project) prior to such fiscal quarter or, with respect to any Multifamily Property acquired (or newly leased pursuant to a Ground Lease), has been so owned or leased by such Person for at least four full fiscal quarters prior to such fiscal quarter.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Tangible Net Worth” means, as of a given date, (a) the total equity of the Borrower determined on a consolidated basis (including the book value of redeemable common equity), plus (b) accumulated depreciation and amortization, minus (c) the following (to the extent reflected in determining total equity of the Borrower): (i) the amount of any write-up in the book value of any assets as reflected in any balance sheet resulting from revaluation thereof or any write up in excess of the cost of such assets acquired, in each case occurring after the Agreement Date, and (ii) all amounts appearing on the assets side of any such balance sheet for assets which would be classified as intangible assets under GAAP, in each case as determined on a consolidated basis in accordance with GAAP applied on a consistent basis.

“Tax Exempt Bonds” means tax exempt revenue bonds or similar instruments issued by a Governmental Authority on behalf the Borrower or any of its Subsidiaries, or any of such Person’s Unconsolidated Affiliates to finance Multifamily Properties of such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means January 19, 2018, or such later date to which the Termination Date may be extended pursuant to Section 2.13.

“Titled Agents” has the meaning given that term in Section 11.9.

“Total Budgeted Cost” means, with respect to a Development Property, and at any time, the aggregate amount of all costs budgeted to be paid, incurred or otherwise expended or accrued by the Borrower, a Subsidiary or an Unconsolidated Affiliate to complete the development of such Property, including without limitation, all amounts budgeted with respect to all of the following: (a) acquisition of land and any related improvements; (b) a reasonable and appropriate reserve for construction interest; (c) a reasonable and appropriate operating deficit reserve; (d) tenant improvements; (e) leasing commissions; (f) infrastructure cost and (g) other hard and soft costs necessary to complete the development or redevelopment of such Property. With respect to any Property to be developed in more than one phase, the Total Budgeted Cost shall exclude budgeted costs to the extent relating to any phase for which (i) construction has not yet commenced and (ii) a binding construction contract has not been entered into by the Borrower, any other Subsidiary or any Unconsolidated Affiliate, as the case may be.

“Total Indebtedness” means, as of any given date, the sum (without duplication) of all Indebtedness of the Borrower and all of its Wholly Owned Subsidiaries and their respective Ownership Shares of the Indebtedness of their Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates, determined on a consolidated basis in accordance with GAAP applied on a consistent basis.

“Transfer Authorizer Designation Form” means a form substantially in the form of Exhibit G to be delivered to the Administrative Agent pursuant to Section 5.1.(a), as the same may be amended, restated or modified from time to time upon prior written notice to the Administrative Agent.

“Type” with respect to any Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Adjusted Net Operating Income” means Net Operating Income (in each case as adjusted for any non-recurring items during the reporting period) from (i) all Eligible Properties and (ii) all Other Multifamily Properties that satisfy the conditions of clauses (b) through (e) of the definition of Eligible Property as applied to such Other Multifamily Properties and the owners or lessees thereof.

“Unimproved Land” means land acquired for which no development has occurred and for which no development is scheduled to commence in the immediately following twelve (12) months.

“Unsecured Indebtedness” means, as of any given date, the sum (without duplication) as of such date of Total Indebtedness that is not Secured Indebtedness, and shall include Unsecured Indebtedness of the Borrower and all of its Wholly Owned Subsidiaries. All Indebtedness which is secured by a pledge of equity interests only shall be deemed to be unsecured indebtedness.

“Unsecured Interest Expense” means, for a given period and without duplication, all Interest Expense attributable to Unsecured Indebtedness of the Borrower, all of its Wholly Owned Subsidiaries and all Guarantors that own an Eligible Property, in each case, for such period; provided, however, for the purpose of calculating the ratio contained in Section 9.1.(g), such Unsecured Interest Expense shall be deemed to be equal to the greater of (i) actual Unsecured Interest Expense of the Borrower, all of its Wholly Owned Subsidiaries and all Guarantors that own an Eligible Property as defined above for such period or (ii) the amount of Interest Expense of the Borrower, all of its Wholly Owned Subsidiaries and all Guarantors that own an Eligible Property, in each case, that would be payable in respect of such Unsecured Indebtedness for such period if all such Unsecured Indebtedness bore interest during such period at a per annum rate equal to 4.5%.

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation or limited liability company, directors’ qualifying Equity Interests) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2.  General; References to Eastern Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect as of the Agreement Date. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of PPI or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Eastern time.

ARTICLE II. CREDIT FACILITY

Section 2.1.  Loans.

(a)        Making of Loans.    Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.15., each Lender severally and not jointly agrees to make Loans to the Borrower during the period from and including the Effective Date through the Availability Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding such Lender’s Commitment. The initial borrowing on the Effective Date shall equal $100,000,000 and each subsequent borrowing of Loans shall be in an aggregate minimum amount of $10,000,000 and integral multiples of $500,000 in excess thereof. Notwithstanding the immediately preceding sentence but subject to Section 2.15., a borrowing of Loans may be in the aggregate amount of the unused Commitments. Upon funding of a Loan by a Lender, the Commitment of such Lender shall be permanently reduced by the principal amount of such Loan. For the avoidance of doubt, on the date following the Availability Termination Date, all unused Commitments shall immediately and automatically terminate. Once repaid, the principal amount of a Loan may not be reborrowed.

(b)        Requests for Loans. Not later than 12:00 noon at least one (1) Business Day prior to a borrowing of Loans that are to be Base Rate Loans and not later than 12:00 noon at least three (3) Business Days prior to a borrowing of Loans that are to be LIBOR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing or telephonic notice of each borrowing of Loans. Each Notice of Borrowing shall specify the aggregate principal amount of the Loans to be borrowed, the date such Loans are to be borrowed (which must be a Business Day), the Type of the requested Loans, and if such Loans are to be LIBOR Loans, the initial Interest Period for such Loans. Any telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Administrative Agent by telecopy on the same day of the giving of such telephonic notice. Each Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrower. Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Loan will be a Base Rate Loan or a LIBOR Loan) request that the Administrative Agent provide the Borrower with the most recent LIBOR available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter. No more than 3 Notices of Borrowings may be submitted on behalf of the Borrower subsequent to the Effective Date and prior to the Availability Termination Date.

(c)        Funding of Loans.    Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall deposit an amount equal to the Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 1:00 p.m. on the date of such proposed Loans. Subject to fulfillment of the applicable conditions set forth in Section 5.2., the Administrative Agent shall make available to the Borrower in the account specified in the Transfer Authorizer Designation Form, not later than 3:00 p.m. on the date of the requested borrowing of Loans, the proceeds of such amounts received by the Administrative Agent.

(d)        Assumptions Regarding Funding by Lenders.  With respect to Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Loan with interest thereon, for each day from and including the date such Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Loan, the amount so paid shall constitute such Lender’s Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Loan to be made by such Lender.

Section 2.2.  [Reserved].

Section 2.3.  [Reserved].

Section 2.4.  [Reserved].

Section 2.5.  Rates and Payment of Interest on Loans.

(a)        Rates.  The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)        during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin; and

(ii)      during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin.

Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)        Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) in the case of a Base Rate Loan, monthly in arrears on the first day of each calendar month, commencing with the first full calendar month occurring after the Effective Date, (ii) in the case of a LIBOR Loan, on the last day of each Interest Period therefor, and, if such Interest

Period is longer than three months, at three-month intervals following the first day of such Interest Period and (iii) in the case of any Loan, on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.6.  Number of Interest Periods.

There may be no more than 3 different Interest Periods for LIBOR Loans outstanding at the same time.

Section 2.7.  Repayment of Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans on the Termination Date.

Section 2.8.  Prepayments.

(a)        Generally.  Except as otherwise provided in the immediately following subsection (b) and subject to Section 4.4., the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Administrative Agent at least one (1) Business Day prior written notice of the prepayment of any Loan. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or if less, the aggregate principal amount of Loans then outstanding).

(b)        Limitation on Voluntary Prepayments; Prepayment Premium.    Except as otherwise provided in the immediately following subsection (c), during the period from the Effective Date to and including January 19, 2013, the Borrowers may not prepay the Loans pursuant to the immediately preceding subsection (a). During the periods set forth below, the Borrower may only prepay the Loans, in whole or in part, at the prices (expressed as percentages of the principal amount of the Loans to be prepaid) set forth below, plus accrued and unpaid interest and fees, if any, to the date of prepayment:

Period	Percentage
January 20, 2013 to and including January 19, 2014	103%
January 20, 2014 to and including January 19, 2015	102%
January 20, 2015 to and including January 19, 2016	101%
After January 19, 2016	100%

(c)        Mandatory Prepayment on Change of Control.  If, during the period from and including the Effective Date to but excluding January 19, 2013, (i) as a result of the occurrence of an Event of Default under Section 10.1.(m) the Requisite Lenders (or the Administrative Agent at their direction) shall have declared the outstanding principal amount of the Loans to be due and payable or (ii) in anticipation of the occurrence of a Change of Control, the Borrower has notified the Administrative Agent and the Lenders that the Borrower desires to prepay the outstanding principal amount of the Loans in full (which notice shall be irrevocable), then the Borrower shall repay the outstanding principal amount of the Loans at a price (expressed as percentages of the principal amount of the Loans to be prepaid) equal to 103%, plus all accrued and unpaid interest and fees, if any, to the date of prepayment (which, in the case of clause (ii) shall occur on the date specified by the Borrower in such notice of prepayment or if no date is specified then the date 10 Business Days following the date of receipt of such notice by the Administrative Agent).

(d)        Liquidated Damages.  The Borrower acknowledges and agrees that the amounts payable by it in connection with the prepayment of the Loans as provided in this Section, are reasonable calculations of the Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from the prepayment of the Loans.

Section 2.9.  Continuation.

So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 12:00 noon on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telephone (confirmed promptly in writing if by telephone), telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation. Notwithstanding the foregoing (x) in the case of the Loans made on the Effective Date, the Borrower shall be deemed to have requested that on the first day of the first full monthly period set forth in Schedule 2.9. such Loans be Continued as LIBOR Loans with an Interest Period ending on the last day of such first full monthly period unless the Borrower has provided written notice to the Administrative Agent to the contrary prior to the date 2 Business Days before the beginning of such monthly period and (y) unless the Borrower has provided a timely Notice of Conversion of a LIBOR Loan pursuant to Section 2.10., or a timely Notice of Continuation of a LIBOR Loan with a selection of a different Interest Period pursuant to this Section, then at the end of each monthly period as set forth in Schedule 2.9., each outstanding LIBOR Loan shall, automatically, on the last day of such monthly period, Continue as a LIBOR Loan with an Interest Period of one month ending on the last day of the next monthly period as set forth on such Schedule; provided, however, that (i) if a Default exists, such Loan will, upon the request of the Requisite Lenders, or (ii) if an Event of Default exists, such Loan will automatically, in each case, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.10. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.10.  Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted into a LIBOR Loan if a Default or Event of Default exists. Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount. Each such Notice of Conversion shall be given not later than 12:00 noon 3 Business Days prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed promptly in writing), telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of

Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.11.  Notes.

(a)        Notes.  Except in the case of a Lender that has requested not to receive a Note, the Loan made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit B (each a “Note”), payable to the order of such Lender in a principal amount equal to, subject to Section 12.6.(b)(iv), the amount of its Commitment as originally in effect and otherwise duly completed.

(b)        Records.  The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8., in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8. shall be controlling.

(c)        Lost, Stolen, Destroyed or Mutilated Notes.  Upon receipt by the Borrower of (i) written notice from a Lender that the Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.12.  [Reserved].

Section 2.13.  Extension of Termination Date.

The Borrower shall have the right, exercisable up to two times, to extend the Termination Date then in effect for all or a portion of the then outstanding Loans, in each instance, by six (6) months. The Borrower may exercise such right only by executing and delivering to the Administrative Agent at least 45 days but not more than 120 days prior to the then current Termination Date, a written request for such extension and the aggregate amount of the Loans as to which such extension is being requested, which aggregate amount shall be in a minimum amount of $50,000,000 and in an integral multiple of $5,000,000 in excess of that amount in the aggregate (an “Extension Request”). The Administrative Agent shall notify the Lenders if it receives an Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions, the then current Termination Date shall be extended for six (6) months effective upon receipt by the Administrative Agent of an Extension Request and payment of the amounts referred to in the following clause (y): (x) immediately prior to such extension and immediately after giving effect thereto, (A) no Default or Event of Default shall exist and (B) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances or resulting from transactions not prohibited under the Loan Documents and (y) the Borrower shall have paid the fees payable under Section 3.5.(c) and repaid the outstanding principal amount of any portion of the Loans as to which such extension is not being requested. At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from the chief executive officer or chief financial officer certifying the matters referred to in the immediately preceding clauses (x)(A) and (x)(B).

Section 2.14.  [Reserved].

Section 2.15.  Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Loan if the principal amount of such Loan exceeds the amount of such Lender’s Commitment.

Section 2.16.  Additional Commitments and Loans.

The Borrower shall have the right at any time and from time to time (a) on or before the Availability Termination Date, but only so long as the existing Commitments have been fully utilized, and (b) during the period immediately following the Availability Termination Date to but excluding the Termination Date, to request additional loans (“Additional Loans”) by the Borrower providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such Additional Loans the aggregate outstanding principal amount of the Loans shall not exceed $400,000,000. Each such borrowing of Additional Loans must be an aggregate minimum amount of $20,000,000 and integral multiples of $5,000,000 in excess thereof. The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such Additional Loans, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to any such Additional Loans and the allocations of the Additional Loans among such existing Lenders and/or other banks, financial institutions and other institutional lenders. No Lender shall be obligated in any way whatsoever to make an Additional Loan or increase the principal amount of its Loans, and any new Lender becoming a party to this Agreement in connection with any such requested Additional Loans must be an Eligible Assignee. The making of Additional Loans is subject to the following conditions precedent: (x) no Default or Event of Default shall be in existence on the date such Additional Loans are to be made, (y) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances or transactions, in either event, not prohibited hereunder, and (z) the Administrative Agent shall have received each of the following, in form and substance substantially consistent with the corresponding documents delivered on the Agreement Date or otherwise reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of the applicable Loan Party of (A) all corporate, partnership or and other necessary action taken by the Borrower to authorize such Additional Loans and (B) all corporate, partnership or other necessary action taken by each Guarantor authorizing the guaranty of such Additional Loans; (ii) an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent, and (iii) except in the case of a new Lender or an existing Lender that has requested not to receive a Note, Notes executed by the Borrower, payable to any new Lenders and replacement Notes executed by the Borrower, payable to any existing Lenders increasing the principal amount of their Loans, in the principal amount of such Lender’s Loans at the time of the effectiveness of the making of the Additional Loans. In connection with any Additional Loans being made pursuant to this Section, any Lender becoming a party hereto shall execute such documents and agreements as the Administrative Agent may reasonably request.

Section 2.17.  Funds Transfer Disbursements.

(a)        Generally.  The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Transfer Authorizer Designation Form. The Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by the Borrower; or (ii) made in the Borrower’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by the Borrower. The Borrower further agrees and acknowledges that the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower in the Transfer Authorizer Designation Form to effect a wire of funds transfer even if the information provided by the Borrower identifies a different bank or account holder than named by the Borrower. The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower. If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and the Borrower. The Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent’s confirmation to the Borrower of such transfer.

(b)        Funds Transfer.  The Administrative Agent will, in its good faith judgment, determine the funds transfer system and the means by which each transfer will be made. The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization, (ii) require use of a bank unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority, (iii) cause the Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline or (iv) otherwise cause the Administrative Agent or any Lender to violate any Applicable Law or regulation.

(c)        Limitation of Liability.  None of the Administrative Agent or any Lender shall be liable to the Borrower or any other parties for (i) errors, acts or failures to act of others (in each case, other than their respective Affiliates), including other entities, banks, communications carriers or clearinghouses, through which the Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, any Lender or the Borrower knew or should have known the likelihood of these damages in any situation. Neither the Administrative Agent nor any Lender makes any representations or warranties other than those expressly made in this Agreement.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1.  Payments.

(a)        Payments by Borrower.  Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim, to the Administrative Agent at the Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.5., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. In the event the Administrative Agent fails to pay such amounts to such Lender within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b)        Presumptions Regarding Payments by Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2.  Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.1. shall be made from the Lenders and each payment of the fees under Sections 3.5.(b) shall be made for the account of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Loans and each payment of the fees under Section 3.5.(c) shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them, provided that, subject to Section 3.9., if immediately prior to giving effect to any such payment of principal in respect of any Loans the outstanding principal amount of the Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on Loans shall be made for the account of the Lenders, pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; and (d) the making, Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 4.6.) shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Loans) or their respective Loans (in the case of Conversions and Continuations of Loans) and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous.

Section 3.3.  Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any of its Loans under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower or any other Loan Party to a Lender (other than any payment in respect of Specified Derivatives Obligations) not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2. or Section 10.5., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 10.5., as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4.  Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5.  Fees.

(a)        Closing Fee.  On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent.

(b)        Unused Fees.  During the period from the Effective Date through and including the Availability Termination Date, the Borrower agrees to pay to the Administrative Agent for the account of the Lenders an unused commitment fee equal to (i) the sum of the aggregate amount of the Lenders’ Commitments from time to time in effect multiplied by (ii) 0.25% per annum. Such fee shall be computed on a daily basis and payable quarterly in arrears on the last day of March, June, September and December during the term of this Agreement and on the Availability Termination Date or any earlier date of termination of the Commitments. The Borrower acknowledges that the fee payable hereunder is a bona fide commitment fee and is intended as reasonable compensation to the Lenders for committing to make funds available to the Borrower as described herein and for no other purposes.

(c)        Extension Fee.  If the Borrower exercises its right to extend the then current Termination Date in accordance with Section 2.13., the Borrower agrees to pay to the Administrative Agent for the account of the Lenders, in each instance, a fee equal to 0.10% of the aggregate principal amount of the Loans as to which such extension is to be effective. Each such fee shall be due and payable in full on the date the Administrative Agent receives an Extension Request pursuant to such Section.

(d)        Administrative and Other Fees.  The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

Section 3.6.  Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.7.  Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.5.(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, prepayment premiums, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8.  Statements of Account.

The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments calculated in accordance with the terms of this Agreement and the other Loan Documents, and such account shall be deemed conclusive absent manifest error; provided, however, that the failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9.  Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)        Waivers and Amendments.     Such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect any amendment, consent or waiver of the terms of this Agreement or any other Loan Document, or to direct any action or inaction of the Administrative Agent or to be taken into account in the calculation of the Requisite Lenders shall be suspended while such Lender is a Defaulting Lender; provided, however, that the foregoing shall not permit (i) an increase in such Defaulting Lender’s Commitment, or (ii) an extension of the maturity date of such Defaulting Lender’s Loans or other Obligations owing to such Defaulting Lender (other than pursuant to an extension of the Termination Date in accordance with Section 2.13.) in each of the cases described in clauses (i) and (ii), without such Defaulting Lender’s consent.

(b)        Defaulting Lender Waterfall.  Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X. or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.4. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans, in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 5.2. were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their respective Commitment Percentages. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)        Fees.    No Defaulting Lender shall be entitled to receive any Fees payable under Section 3.5. for any period during which that Lender is a Defaulting Lender.

(d)        Purchase of Defaulting Lender’s Commitment.     During any period prior to the Availability Termination Date that a Lender is a Defaulting Lender, the Borrower may, by giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 12.6.(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is a Non-Defaulting Lender may, but shall not be obligated to, in its sole discretion, acquire the face amount of all or a portion of such Defaulting Lender’s Commitment via an assignment subject to and in accordance with the provisions of Section 12.6.(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Acceptance and, notwithstanding Section 12.6.(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

(e)        Certain Additional Payments.     In connection with any assignment of rights and obligations of any Defaulting Lender under this Agreement, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, (i) in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs and (ii) except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(f)        Termination of Unused Commitment.    During any period ending on or prior to the Availability Termination Date that a Lender is a Defaulting Lender, the Borrower may terminate the Commitment of such Defaulting Lender upon not less than 5 Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of the immediately preceding subsection (b) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that no Event of Default shall have occurred and then be continuing.

(g)        Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing in their discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the interest of the Lenders in the Loans to be held on a pro rata basis by the Lenders in accordance with their respective Commitment Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender.

(h)        No Waiver or Release of Claims.    Notwithstanding anything to the contrary set forth herein, no actions taken by the Borrower, the Administrative Agent or any other Lender as described in this Section 3.9, and no cure by a Defaulting Lender as described in subsection (g) above, shall constitute a waiver, release or satisfaction (except, in the case of any such cure, as may be agreed in writing by the affected parties in connection with such cure) of any claim or action that the Borrower, the Administrative Agent or any other Lender may have as a result of such Lender having been a Defaulting Lender.

Section 3.10.  Taxes; Foreign Lenders.

(a)        Taxes Generally.    All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes. If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Indemnified Taxes or Other Taxes pursuant to any Applicable Law, then the Borrower will:

(i)        pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii)       promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and

(iii)      pay to the Administrative Agent for its account or the account of the applicable Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent or such Lender will equal the full amount that the Administrative Agent or such Lender would have received had no such withholding or deduction been required.

(b)        Tax Indemnification.  If the Borrower fails to pay any Indemnified Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental Indemnified Taxes or Other Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(c)        Tax Forms. Prior to the date that any Lender or Participant organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes becomes a party hereto, such Person shall deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Internal Revenue Code. Each such Lender or Participant shall, to the extent it may lawfully do so, (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Administrative Agent and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be necessary to preserve such exemption to the extent it is legally able to do so or as otherwise reasonably requested by the Borrower or the

Administrative Agent. The Borrower shall not be required to pay any amount pursuant to subsection (a) above to any Lender or Participant that is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes or the Administrative Agent, if it is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes, if such Lender, Participant or the Administrative Agent, as applicable, fails to comply with the requirements of this subsection. If any such Lender or Participant, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from such payment to such Lender such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Administrative Agent.

(d)        Treatment of Certain Refunds.  If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid by the Borrower pursuant to this Section), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over pursuant to this Section (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(e)        FATCA Compliance.  If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable) such Lender shall deliver to the Borrower and the Administrative Agent (i) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller, and (ii) other documentation reasonably requested by the Borrower and the Administrative Agent, sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.

(f)        USA Patriot Act Notice; Compliance.  In order for the Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

ARTICLE IV. YIELD PROTECTION, ETC.

Section 4.1.  Additional Costs; Capital Adequacy.

(a)        Capital Adequacy.    If any Lender or any Participant determines that any Regulatory Change affects or would affect the amount of capital required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s Commitments or its making or maintaining Loans below the rate which such Lender or such Participant or such corporation controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or such corporation with regard to capital), then the Borrower shall pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder.

(b)        Additional Costs.    In addition to, and not in limitation (but in any event without duplication) of the immediately preceding subsection (a), the Borrower shall pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or its Commitments (other than Excluded Taxes) for any of such LIBOR Loans by the jurisdiction in which such Lender has its principal office or such Lending Office or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder).

(c)        Lender’s Suspension of LIBOR Loans.    If by reason of any Regulatory Change, any Lender becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.6. shall apply).

(d)        Notification and Determination of Additional Costs.  Each of the Administrative Agent, each Lender, and each Participant, as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Administrative Agent, such Lender or such Participant to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, (i) the failure of the Administrative Agent, any Lender or any Participant to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Administrative Agent and (ii) in no event shall the Borrower be liable for any amounts incurred more than

180 days prior to receipt of such notice). The Administrative Agent, each Lender and each Participant, as the case may be, agrees to furnish to the Borrower a certificate setting forth in reasonable detail the basis and amount of each request for compensation under this Section. Absent manifest error, determinations by the Administrative Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith. Amounts payable by the Borrower pursuant to this Section shall be due not later than 10 days after receipt by the Borrower of such certificate.

Section 4.2.  Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a)        the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR; or

(b)        the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.

Section 4.3.  Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall reasonably determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.6. shall be applicable).

Section 4.4.  Compensation.

In addition to any amounts payable in respect of any prepayment of Loans as may be required pursuant to Section 2.8., the Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall reasonably determine to be sufficient to compensate such Lender for any loss (excluding lost profits from the Applicable Margin), cost or expense attributable to:

(a)        any payment or prepayment (whether mandatory or optional) of a LIBOR Loan or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan, or the Continuation of a LIBOR Loan on a day other than the last day of the Interest Period of such LIBOR Loan pursuant to the provisions of clause (x) of the last sentence of Section 2.9.; or

(b)        any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article 5.2. to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation, in the case of a LIBOR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan , less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan , as applicable, calculating present value by using as a discount rate LIBOR quoted on such date. The Administrative Agent shall provide the Borrower with a statement in reasonable detail setting forth the basis for requesting such compensation and the method for determining the amount thereof. Reasonable determinations by the Administrative Agent of such compensation shall be conclusive and binding for all purposes. Amounts payable by the Borrower pursuant to this Section shall be due not later than 10 days after receipt by the Borrower of such statement.

Section 4.5.  Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10. or 4.1., and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(c), 4.2. or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, or (c) a Lender does not vote in favor of any amendment, modification or waiver, to this Agreement or any other Loan Document which, pursuant to Section 12.7., requires the vote of such Lender, and the Requisite Lenders shall have voted in favor of such amendment, modification or waiver then, so long as there does not then exist any Default or Event of Default (other than any Default or Event of Default that is the subject of such waiver), the Borrower may either (i) demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 12.6.(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) any accrued but unpaid interest and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee or (ii) pay to the Affected Lender the aggregate amounts described in clauses (x) and (y) in full payment of all Obligations due to such Lender, whereupon the Commitment of such Affected Lender shall terminate and such Affected Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents (except such rights in respect of indemnity and other contingent obligations that by their express terms survive the termination of this Agreement). Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender nor any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10., 4.1. or 4.4.) with respect to any period up to the date of replacement.

Section 4.6.  Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(c), Section 4.2. or Section 4.3. then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(c), Section 4.2., or Section 4.3. on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower (with a copy to the Administrative Agent, as applicable) and, unless and until such Lender or the Administrative Agent, as applicable, gives notice as provided below that the circumstances specified in Section 4.1., Section 4.2. or Section 4.3. that gave rise to such Conversion no longer exist:

(i)        to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(ii)        all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender or the Administrative Agent, as applicable, gives notice to the Borrower (with a copy to the Administrative Agent, if applicable) that the circumstances specified in Section 4.1.(c), Section 4.2. or Section 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 4.7.  Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10., 4.1., 4.2. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined in good faith by such Lender.

Section 4.8.  Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

ARTICLE V. CONDITIONS PRECEDENT

Section 5.1.  Initial Conditions Precedent.

The obligation of the Lenders to make the initial Loans is subject to the satisfaction or waiver of the following conditions precedent:

(a)        The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)        counterparts of this Agreement executed by each of the parties hereto;

(ii)       Notes executed by the Borrower, payable to each applicable Lender (other than any Lender that has requested that it not receive a Note) and complying with the terms of Section 2.11.(a);

(iii)      the Guaranty executed by each Guarantor existing as of the Effective Date;

(iv)      an opinion of King & Spalding LLP, counsel to the Borrower and the other Loan Parties, addressed to the Administrative Agent and the Lenders and covering the matters set forth in Exhibit H;

(v)       a certificate of incumbency signed by the Secretary or Assistant Secretary of GP Sub with respect to each of the officers of GP Sub authorized to execute and deliver on behalf of the Borrower the Loan Documents to which the Borrower is a party and the officers of the GP Sub then authorized to deliver, on behalf of the Borrower, Notices of Borrowing, Notices of Continuation and Notices of Conversion;

(vi)      copies, certified by the Secretary or Assistant Secretary of GP Sub, of (i) the partnership agreement of the Borrower and (ii) all corporate (or comparable) action taken by GP Sub to authorize the execution, delivery and performance of the Loan Documents to which the Borrower is a party;

(vii)     the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(viii)    a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party;

(ix)      a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower (unless otherwise delivered pursuant to clause (v) above), authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Conversion and Notices of Continuation;

(x)       copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(xi)      evidence that the Fees, if any, then due and payable under Section 3.5., together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including without limitation, the reasonable fees and expenses of counsel to the Administrative Agent, have been paid;

(xii)     a Compliance Certificate calculated on a pro forma basis for the Borrower’s fiscal quarter ended September 30, 2011;

(xiii)    a Transfer Authorizer Designation Form effective as of the Agreement Date;

(xiv)    the Notice of Borrowing from the Borrower requesting the initial Loan in an amount not less than $100,000,000;

(xv)      such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request; and

(b)        In the good faith judgment of the Administrative Agent:

(i)        there shall not have occurred since December 31, 2010, any circumstance or condition that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii)       no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iii)      the Borrower and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which the Borrower or any other Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

(iv)      the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

Section 5.2.  Conditions Precedent to All Loans.

The obligation of Lenders to make any Loans is subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.15. would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances or transactions, in either event not prohibited hereunder; (c) in the case of the borrowing of Loans, the Administrative Agent shall have received a timely Notice of Borrowing. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time such Loan is made that all conditions to the making of such Loan contained in this Article V. have been satisfied or waived, as applicable.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1.  Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans, the Borrower represents and warrants to the Administrative Agent and each Lender as follows:

(a)        Organization; Power; Qualification.    Each of PPI, the Borrower, the other Subsidiaries and the other Loan Parties is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)        Ownership Structure.  Part I of Schedule 6.1.(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of each of PPI and the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each Person holding an Equity Interest in such Subsidiary, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) whether such Subsidiary is a Material Subsidiary or Significant Subsidiary (or would have constituted a Significant Subsidiary had it not qualified as an Excluded Subsidiary). Except as disclosed in such Schedule, as of the Agreement Date, (A) each of PPI, the Borrower, and their respective Subsidiaries owns free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule and (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable. As of the Agreement Date, Part II of Schedule 6.1.(b) correctly sets forth all Unconsolidated Affiliates of each of PPI and the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by PPI or the Borrower.

(c)        Authorization of Loan Documents and Borrowings.    The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents and the Fee Letter to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents and the Fee Letter to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d)        Compliance of Loan Documents with Laws.  The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrower or any other Loan Party is a party and of the Fee Letter in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or any other Loan Party, or any material indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders.

(e)        Compliance with Law; Governmental Approvals.     PPI, the Borrower, each other Subsidiary and each other Loan Party is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Law (including without limitation, Environmental Laws) relating to the Borrower, a Subsidiary or such other Loan Party except for noncompliances which, and Governmental Approvals the failure to possess which, would not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f)        Title to Properties; Liens.  As of the Agreement Date, Schedule 6.1.(f) sets forth all of the Properties owned or leased by the Borrower, each other Subsidiary and each other Loan Party and, for each such Property, indicates the current occupancy status of such Property, identifies each Eligible Property and each property that is a Multifamily Property, Condominium Property or a Renovation Property and, if such Property is a Renovation Property, the status of completion of such Property. Each of the Borrower, each other Subsidiary and each other Loan Party has good, marketable and legal title to, or a valid leasehold interest in, its respective assets, except where any such failure does not have and would not reasonably expected to have a Material Adverse Effect. As of the Agreement Date, there are no Liens against any assets of the Borrower, any Subsidiary or any other Loan Party except for Permitted Liens.

(g)        Existing Indebtedness.    Schedule 6.1.(g) is, as of December 31, 2011, a complete and correct listing of all Indebtedness in each case, in excess of $10,000,000 in principal amount, of PPI, the Borrower and their respective Subsidiaries, including without limitation, Guarantees of PPI, the Borrower and their respective Subsidiaries and indicating whether such Indebtedness is Secured Indebtedness or

Unsecured Indebtedness and if such Indebtedness is Secured Indebtedness, a description of all of the property securing such Indebtedness. As of the Agreement Date, no event of default exists with respect to any such Indebtedness. During the period from December 31, 2011 to the Agreement Date, no additional Indebtedness in excess of $10,000,000 has been incurred by PPI, the Borrower and their respective Subsidiaries except as set forth on Schedule 6.1.(g).

(h)        Litigation.  There are no actions, suits or proceedings pending (nor, to the knowledge of the Borrower, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting PPI, the Borrower, any other Subsidiary or any other Loan Party or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect, except as set forth on Schedule 6.1.(h) or (ii) in any manner draws into question the validity or enforceability of any Loan Document or the Fee Letter as of the Agreement Date. There are no strikes, slow downs, work stoppages or walkouts or other material labor disputes in progress or threatened relating to PPI, the Borrower, any Subsidiary or any other Loan Party which, in any case, has had or could reasonably be expected to have a Material Adverse Effect.

(i)        Taxes.  All federal, state and other material tax returns of PPI, the Borrower, each other Subsidiary and each other Loan Party required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon, PPI, the Borrower, each other Subsidiary and each other Loan Party and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 7.6. or otherwise could not reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, insofar as is known to the Borrower, none of the United States income tax returns of PPI, the Borrower, any other Subsidiary or any other Loan Party is under audit. All charges, accruals and reserves on the books of PPI, the Borrower, the other Subsidiaries and the other Loan Party in respect of any taxes or other governmental charges are in accordance with GAAP, except where the failure to maintain such charges, accruals or reserves could not reasonably be expected to have a Material Adverse Effect.

(j)        Financial Statements.    The Borrower has furnished to each Lender copies of (i) the audited consolidated balance sheet of PPI for the fiscal year ending December 31, 2010, and the related audited consolidated statements of operations, cash flows and shareholders’ equity for the fiscal year ending on such date, with the opinion thereon of Deloitte & Touche LLP, and (ii) the unaudited consolidated balance sheet of PPI for the fiscal quarter ended September 30, 2011, and the related unaudited consolidated statements of operations, cash flows and shareholders’ equity of PPI for the three fiscal quarter period ended on such date. Such financial statements (including in each case related schedules and notes) are complete and correct and present fairly in all material respects, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of PPI and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and the absence of notes thereto). None of PPI, the Borrower or any of their respective Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or in the notes thereto, except as referred to or reflected or provided for in said financial statements.

(k)        No Material Adverse Change.    Since December 31, 2010, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect. Each of PPI, the Borrower, the other Subsidiaries and the other Loan Parties is Solvent.

(l)         ERISA.

(i)        Each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws, except where any failure to so comply could not reasonably be expected to have a Material Adverse Effect. Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of PPI and the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii)       With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all material amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii)      Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of PPI and the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(m)        Absence of Defaults.  None of PPI, the Borrower, any other Subsidiary or any other Loan Party is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, PPI, the Borrower, any other Subsidiary or any other Loan Party under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(n)        Environmental Laws.  Each of the Borrower, its Subsidiaries and the other Loan Parties has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals which the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, (i) the Borrower is not aware of, and has not received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to the Borrower, its Subsidiaries and each other Loan Party, may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Material; and (ii) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Borrower’s knowledge, threatened against the Borrower, its Subsidiaries and each other Loan Party relating in any way to Environmental Laws.

(o)        Investment Company; Etc.    None of PPI, the Borrower, any other Subsidiary, or any other Loan Party is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(p)        Margin Stock.  None of PPI, the Borrower, any other Subsidiary, or any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(q)        Affiliate Transactions.  Except as permitted by Section 9.10., none of PPI, the Borrower, any other Subsidiary, or any other Loan Party is a party to any transaction with any Affiliate.

(r)        Intellectual Property.  Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person, in any case where the failure to own or have the right to use such Intellectual Property, or where such conflict, could reasonably be expected to have a Material Adverse Effect. PPI, the Borrower, each other Subsidiary and each other Loan Party have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property, the absence of which in their respective businesses could reasonably be expected to have a Material Adverse Effect. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by PPI, the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property, the absence of which in their respective businesses could reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by PPI, the Borrower, any other Subsidiary and any other Loan Party does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of PPI, the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(s)        Business.  As of the Agreement Date, PPI, the Borrower, the other Loan Parties and the other Subsidiaries are principally engaged in the business of owning, acquiring, renovating, developing and managing Multifamily Properties and Condominium Properties, including Mixed-Use Projects, together with other business activities reasonably related or incidental thereto.

(t)        Broker’s Fees.  No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to PPI, the Borrower, any other Loan Party or any other Subsidiary ancillary to the transactions contemplated hereby.

(u)        Accuracy and Completeness of Information.  No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, PPI, the Borrower or any of their respective Subsidiaries in connection with or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of PPI, the Borrower or any of their respective Subsidiaries or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. All financial statements furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, PPI, the Borrower or any of their respective Subsidiaries in connection with or relating in any way to this Agreement, present fairly in all material respects, in accordance with GAAP consistently applied throughout the periods involved (subject, as to interim statements, to changes resulting from normal year end audit adjustments and the absence of notes), the financial position of the Persons involved as at the date thereof and the results of operations for such periods. All financial projections and other forward looking statements prepared by or on behalf of PPI, the Borrower or any of their respective Subsidiaries that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on assumptions set forth therein or otherwise believed to be reasonable based on information then available to the Borrower (it being understood that actual results may vary from such projections, and such projections do not and are not intended to provide any guarantee or assurance that actual results will be consistent with such projections).

(v)        Not Plan Assets; No Prohibited Transactions.  None of the assets of PPI, the Borrower, any other Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(w)        OFAC.  None of PPI, the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or any other Affiliate: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/enforcement/ofac/index.shtml or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) to the knowledge of PPI or the Borrower, derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from any Loan, will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

(x)        REIT Status.  PPI qualifies as a REIT, has elected to be treated as a REIT under the Internal Revenue Code and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow PPI to maintain its status as a REIT.

Section 6.2.  Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of PPI, the Borrower, any other Subsidiary or any other Loan Party to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Termination Date is effectuated pursuant to Section 2.13. and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances or resulting from transactions not prohibited hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

ARTICLE VII. AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

Section 7.1.  Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 9.7., the Borrower shall, and shall cause each other Subsidiary and each other Loan Party to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to be so authorized and qualified, or to maintain such rights, franchises, licenses and privileges, could not reasonably be expected to have a Material Adverse Effect.

Section 7.2.  Compliance with Applicable Law and Material Contracts.

The Borrower shall, and shall cause each other Subsidiary and each other Loan Party to, comply with (a) all Applicable Law, including the obtaining of all Governmental Approvals, and (b) all terms and conditions of all material contracts to which it is a party, in each case where such failure to comply could reasonably be expected to have a Material Adverse Effect.

Section 7.3.  Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Subsidiary and each other Loan Party to, (a) protect and preserve all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, in each case in the preceding clauses (a) and (b) to the extent required so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except where the failure to take any such action could not reasonably be expected to have a Material Adverse Effect.

Section 7.4.  Conduct of Business.

The Borrower shall, and shall cause each other Subsidiary and each other Loan Party to, engage principally in the respective businesses as described in Section 6.1.(s).

Section 7.5.  Insurance.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Subsidiary and each other Loan Party to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts (giving effect to applicable deductibles and self-insurance retentions) as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Administrative Agent upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 7.6.  Payment of Taxes and Claims.

The Borrower shall, and shall cause each other Subsidiary and each other Loan Party to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim (i) which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person, in accordance with GAAP, or (ii) which could not otherwise reasonably be expected to have a Material Adverse Effect.

Section 7.7.  Visits and Inspections.

The Borrower shall, and shall cause each other Subsidiary and other Loan Party to, permit representatives or agents of any Lender or the Administrative Agent, from time to time after reasonable prior notice if no Event of Default shall be in existence, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Administrative Agent (unless a Default or Event of Default shall exist, in which case the exercise by the Administrative Agent or such Lender of its rights under this Section shall be at the expense of the Borrower), as the case may be, to: (a) visit and inspect all properties of PPI, the Borrower, such other Subsidiary or other Loan Party to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its officers and employees and its independent accountants (provided any discussions with such accountants shall be only after prior written notice to the Borrower and, at the Borrower’s election, with the Borrower’s participation in such discussions) its business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Administrative Agent, the Borrower shall, and shall cause PPI to, as applicable, execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of PPI, the Borrower, any other Subsidiary or any other Loan Party with its accountants, in each case after prior written notice thereof to the Borrower and, at the Borrower’s election, with the Borrower’s participation in such discussions.

Section 7.8.  Use of Proceeds.

The Borrower will use the proceeds of Loans only to provide for the general working capital needs of PPI, the Borrower and their respective Subsidiaries and for other general business purposes of PPI, the Borrower and their respective Subsidiaries. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock; provided, however, to the extent not otherwise prohibited by this Agreement or the other Loan Documents, the Borrower may use proceeds of the Loans to purchase PPI’s capital stock and the Borrower’s partnership interests so long as such use will not result in any of the Loans or other Obligations being considered to be “purpose credit” directly or indirectly secured by margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System).

Section 7.9.  Environmental Matters.

The Borrower shall, and shall cause all of the other Subsidiaries and the other Loan Parties to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. If PPI, the Borrower, any other Subsidiary or any other Loan Party shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against PPI, the Borrower, any other Subsidiary or any other Loan Party alleging violations of any Environmental Law or requiring PPI, the Borrower, any other Subsidiary or any other Loan Party to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that PPI, the Borrower, any other Subsidiary or any other Loan Party may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and the matters referred to in such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Administrative Agent and each Lender with a copy of such notice promptly, and in any event within 10 Business Days, after the receipt thereof by PPI, the Borrower, any other Subsidiary or any other Loan Party. The Borrower shall, and shall cause the other Subsidiaries and the other Loan Parties to, take promptly all actions reasonably available to it to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws that could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 7.10.  Books and Records.

The Borrower shall, and shall cause each of the other Subsidiaries and the other Loan Parties to, maintain books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP.

Section 7.11.  Further Assurances.

At the Borrower’s cost and expense and upon request of the Administrative Agent, the Borrower shall, and shall cause each other Subsidiary and each other Loan Party to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.12.  Guarantors.

(a)        Requirement to Become Guarantor.  Within 30 days of any Person (other than an Excluded Subsidiary) becoming a Significant Subsidiary after the Agreement Date and at the time as any other Subsidiary guarantees the Borrower’s obligations under the Cash Management Line Agreement or the Revolving Credit Agreement, the Borrower shall deliver to the Administrative Agent each of the following items, each in form and substance satisfactory to the Administrative Agent: (i) an Accession Agreement executed by such Subsidiary and (ii) the items that would have been delivered under subsections (iv), (vii) through (x), and (xv) of Section 5.1.(a) if such Subsidiary had been a Guarantor on the Agreement Date; provided, however, promptly (and in any event within 30 days) upon any Excluded Subsidiary ceasing to be subject to the restriction which prevented it from becoming a Guarantor on the Agreement Date or delivering an Accession Agreement pursuant to this Section, as the case may be, such Subsidiary shall comply with the provisions of this Section.

(b)        Other Guarantors.

(i)        The Borrower may, at its option, cause any Subsidiary that is not already a Guarantor to become a Guarantor by executing and delivering to the Administrative Agent the items required to be delivered under the immediately preceding subsection (a).

(ii)       Notwithstanding Section 10.1.(c)(i), if the Borrower determines that it has not satisfied the financial covenant set forth in Section 9.1.(e), but that such financial covenant would have been satisfied if one or more Subsidiaries that were not already Guarantors had become a Guarantor in the manner described in the immediately preceding subsection (b)(i), the Borrower shall on the same day that such determination is first made by the Borrower notify the Administrative Agent in writing of such determination and thereafter shall have a period of 10 Business Days to cause such Subsidiary or Subsidiaries to execute and deliver to the Administrative Agent those items required to be delivered under the immediately preceding subsection (a) for such Subsidiary or Subsidiaries to become a Guarantor. If such items are delivered to the Administrative Agent within such time period, and if the inclusion of such Subsidiary or Subsidiaries as a Guarantor would cause such financial covenant to be satisfied, such financial covenant shall be deemed to have been satisfied, and any resulting non-compliance cured, effective immediately prior to the first date as to which such non-compliance would have otherwise occurred, such that no Event of Default shall be deemed to have arisen therefrom.

(c)        Release of a Guarantor.  Except for PPI, the Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor from the Guaranty so long as: (i) such Guarantor ceases to be a Subsidiary of the Borrower in a transaction not prohibited by Section 9.7., or such Guarantor meets, or will meet simultaneously with its release from the Guaranty, all of the provisions of the definition of the term “Excluded Subsidiary” or such Guarantor is not, or simultaneously with its release from the Guaranty will cease to be, a Significant Subsidiary or has obtained a loan secured by a mortgage on its principal Property; (ii) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a); (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.; (iv) the representation and warranty set forth in Section 6.1.(k) shall be true and correct in all material respects on and as of the date of such release with the same force and effect as if made on and as of such date; and (v) the Administrative Agent shall have received such written request at least 10 Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

Section 7.13.  REIT Status.

The Borrower shall cause PPI to maintain at all times its status as a REIT under the Internal Revenue Code.

Section 7.14.  Exchange Listing.

The Borrower shall cause PPI to maintain at least one class of common shares of PPI having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

ARTICLE VIII. INFORMATION

For so long as this Agreement is in effect the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 8.1.  Quarterly Financial Statements.

Not less than 5 Business Days after the same are available (but in no event later than 45 days after the end of each of the first, second and third fiscal quarters of the Borrower), the unaudited consolidated balance sheet of the Borrower as at the end of such period and the related unaudited consolidated statements of income, equity and cash flows of the Borrower for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of the Borrower, in his or her opinion, to present fairly in all material respects, in accordance with GAAP, the consolidated financial position of the Borrower as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section 8.2.  Year-End Statements.

Not less than 5 Business Days after the same are available (but in no event later than 90 days after the end of each fiscal year of the Borrower), the audited consolidated balance sheet of the Borrower as at the end of such fiscal year and the related audited consolidated statements of income, equity and cash flows of the Borrower for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of the Borrower, in his or her opinion, to present fairly in all material respects, in accordance with GAAP , the consolidated financial position of the Borrower as at the date thereof and the results of operations for such period and (b) accompanied by the report thereon of Deloitte & Touche LLP or any other independent certified public accountants of recognized national standing acceptable to the Administrative Agent, whose report shall be unqualified as to scope of its audit and not subject to a “going concern” or like qualification or exception.

Section 8.3.  Compliance Certificate.

At the time the financial statements are furnished pursuant to Sections 8.1. and 8.2., and if the Requisite Lenders reasonably believe that an Event of Default specified in Sections 10.1.(a), 10.1. (b) and 10.1. (f) of this Agreement or Default under Section 10.1(g) may occur, then within 10 days of the Administrative Agent’s request with respect to any other fiscal period, a certificate substantially in the form of Exhibit I (a “Compliance Certificate”) executed by the chief financial officer or chief accounting officer of the Borrower: (a) setting forth in reasonable detail as of the end of such quarterly accounting period or fiscal year or other fiscal period, as the case may be, the calculations required to establish whether the Borrower was in compliance with the covenants contained in Sections 9.1. and 9.4.; and (b) stating that, to the best of his or her knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure. Each Compliance Certificate shall be accompanied by a reasonably detailed list of all assets included in calculations of Gross Asset Value.

Section 8.4.  Additional Quarterly and Annual Information.

Together with any Compliance Certificate delivered with financial statements furnished pursuant to Sections 8.1. and 8.2., the Borrower shall provide the Administrative Agent with the following financial information certified by the chief financial officer or chief accounting officer of Borrower: (a) a statement of Funds From Operations of the Borrower for such fiscal quarter; (b) a list of capital expenditures during such fiscal quarter; (c) a report of Properties acquired during such fiscal quarter, including the Net Operating Income of such Properties for such fiscal quarter, the cost of such Properties and the mortgage debt of such Properties, if any, at the end of such fiscal quarter; (d) a statement of Properties sold during such fiscal quarter and the sales price; and (e) a breakdown of Net Operating Income by Property for the four quarter period then ended, including total revenues, expenses and Occupancy Rate.

Section 8.5.  Other Information.

(a)        Management Reports.  Promptly upon receipt thereof, copies of all material management reports, if any, submitted to PPI or its Board of Directors by its independent public accountants, and reporting on matters that could reasonably be expected to have a Material Adverse Effect;

(b)        Securities Filings.  Within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which PPI, the Borrower, any other Subsidiary or any other Loan Party shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(c)        Shareholder Information.  Promptly upon the mailing thereof to the shareholders of PPI or the partners of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by PPI, the Borrower, any other Subsidiary or any other Loan Party;

(d)        ERISA.  If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(e)        Litigation; Audits.  To the extent PPI, the Borrower, any other Subsidiary or any other Loan Party is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, PPI, the Borrower, any other Subsidiary or any other Loan Party or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited, the outcome of which could reasonably be expected to have a Material Adverse Effect;

(f)        Modification of Organizational Documents.  A copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of PPI, the Borrower or any other Loan Party, which amendment could reasonably be expected to have a material adverse effect on such Person’s ability to perform or comply with its obligations under the Loan Documents, promptly upon, and in any event within 15 Business Days of, the effectiveness thereof;

(g)        Change of Management or Financial Condition.  Prompt notice of any change in the senior management of PPI, the Borrower or any other Loan Party and any change in the business, financial condition, operations or properties of PPI, the Borrower, any other Subsidiary or any other Loan Party, which in the case of any of the foregoing changes has had or could reasonably be expected to have Material Adverse Effect;

(h)        Default.  Notice of the occurrence of any of the following promptly upon a Responsible Officer of PPI, the Borrower or any other Loan Party obtaining knowledge thereof: (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by PPI, the Borrower, any other Subsidiary or any other Loan Party under any contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound and where such default or event of default could be reasonably expected to have a Material Adverse Effect;

(i)        Judgments.  Prompt notice of any order, judgment or decree in excess of $20,000,000 having been entered against PPI, the Borrower, any other Subsidiary or any other Loan Party or any of their respective properties or assets;

(j)        Notice of Violations of Law.  Prompt notice if PPI, the Borrower, any other Subsidiary or any other Loan Party shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which could reasonably be expected to have a Material Adverse Effect;

(k)        Significant Subsidiary.  Prompt notice of any Person becoming a Significant Subsidiary;

(l)        Cash Flow Forecast.  With reasonable promptness after the request of the Administrative Agent, a cash flow forecast of the Borrower and its Subsidiaries for the 8 quarters immediately succeeding the date of such request, set forth on a quarterly basis and otherwise in form and scope reasonably satisfactory to the Administrative Agent;

(m)        Change in Credit Rating.    Promptly upon becoming aware of any change in the Borrower’s Credit Rating, a notice stating that the Borrower’s Credit Rating has changed and the new Credit Rating that is in effect;

(n)        Ownership Share.  Promptly upon the request of the Administrative Agent, evidence of the Borrower’s calculation of the Ownership Share with respect to a Non-Wholly Owned Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and scope reasonably satisfactory to the Administrative Agent; and

(o)        Other Information.    From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of PPI, the Borrower, any other Subsidiary, or any other Loan Party as the Administrative Agent or any Lender may reasonably request.

Section 8.6.  Electronic Delivery of Certain Information.

(a)        Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender pursuant to Article II. except to the extent otherwise agreed by the Administrative Agent, and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. In addition, the Borrower may deliver information required to be delivered pursuant to Sections 8.1., 8.2., and 8.5.(b) and (c) by posting any such information to the Borrower’s internet website (as of the Agreement Date, www.postproperties.com). Any such information provided in such manner shall be deemed to have been delivered to the Administrative Agent or a Lender only if such information is publicly available without charge on such website. If for any reason, such information was not generally available to the Administrative Agent or such Lender from such website, then the Administrative Agent or such Lender, as applicable, shall not be deemed to have received such information. In addition to any manner permitted by Section 12.1., the Borrower may notify the Administrative Agent or a Lender that information has been posted to such a website by causing an e-mail notification to be sent to an e-mail address specified from time to time by the Administrative Agent or such Lender, as applicable. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered on the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website, and except in the case of information required to be delivered pursuant to Sections 8.1., 8.2., and 8.5.(b) and (c), the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 12:00 noon on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies or electronic copies in portable document format (or other comparable format) of the certificate required by Section 8.3. to the Administrative Agent and shall deliver paper copies of any documents (including the certificate required by Section 8.3.) to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the certificates required by Section 8.3., the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)        Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

Section 8.7.  Public/Private Information.

The Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”. In the event any such Information Materials are not so designated, such Information Materials shall be treated as “Private Information” until such time as the Borrower advises the Administrative Agent to the contrary.

Section 8.8.  USA Patriot Act Notice; Compliance.

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties, to provide to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE IX. NEGATIVE COVENANTS

For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

Section 9.1.  Financial Covenants.

(a)        Maximum Leverage Ratio.    The Borrower shall not permit the ratio of (i) Total Indebtedness to (ii) Gross Asset Value to exceed 0.60 to 1.00 at any time. For purposes of calculating this ratio, (A) Total Indebtedness shall be adjusted by deducting therefrom an amount equal to unrestricted cash and Cash Equivalents of the Borrower and all of its Wholly Owned Subsidiaries and their respective Ownership Shares of the unrestricted cash and Cash Equivalents of their Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates in excess of $30,000,000 to the extent there is an equivalent amount of Total Indebtedness that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation, and (B) Gross Asset Value shall be adjusted by deducting therefrom the amount by which Total Indebtedness is adjusted under the immediately preceding clause (A).

(b)        Minimum Fixed Charge Coverage Ratio.  The Borrower shall not permit the ratio of (i) Adjusted EBITDA for the period of four consecutive fiscal quarters most recently ending to (ii) Fixed Charges of the Borrower and its Subsidiaries for such period, to be less than 1.50 to 1.00.

(c)        Secured Indebtedness Ratio.  The Borrower shall not permit the ratio of (i) Secured Indebtedness to (ii) Gross Asset Value to exceed 0.40 to 1.00 at any time; provided, however, that if such ratio is greater than 0.40 to 1.00 but is not greater than 0.45 to 1.00, then such failure to comply with the foregoing covenant shall not constitute a Default or an Event of Default and the Borrower shall be deemed to be in compliance with this Section 9.1.(c) so long as (i) such ratio does not exceed 0.40 to 1.00 for a period of more than four consecutive fiscal quarters and (ii) such ratio has not exceeded 0.40 to 1.00 at any other time during the term of this Agreement. For purposes of calculating this ratio, (A) Secured Indebtedness shall be adjusted by deducting therefrom an amount equal to unrestricted cash and Cash Equivalents of the Borrower and all of its Wholly Owned Subsidiaries and their respective Ownership Shares of the unrestricted cash and Cash Equivalents of their Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates in excess of $30,000,000 to the extent there is an equivalent amount of Secured Indebtedness that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation and (B) Gross Asset Value shall be adjusted by deducting therefrom the amount by which Secured Indebtedness is adjusted under clause (A).

(d)        Minimum Tangible Net Worth.  The Borrower shall not permit Tangible Net Worth at any time to be less than (i) $1,000,000,000.00 plus (ii) 75% of the Net Proceeds of all Equity Issuances effected by PPI at any time after the Agreement Date (to the extent the net proceeds thereof are contributed to the Borrower), the Borrower or any other Subsidiary to any Person other than PPI, the Borrower or any other Subsidiary.

(e)        Gross Asset Value of Borrower and Guarantors.  The Borrower shall not permit the ratio of (i) Gross Asset Value attributable only to the Borrower and the other Guarantors to (ii) Gross Asset Value determined exclusive of assets that are owned by Excluded Subsidiaries, Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates, to be less than 0.80 to 1.00 (subject to Section 7.12(b)(ii)).

(f)        [Reserved].

(g)        Unencumbered Interest Coverage Ratio.  The Borrower shall not permit the ratio of (i) Unencumbered Adjusted Net Operating Income for the period of four consecutive fiscal quarters most recently ended to (ii) Unsecured Interest Expense for such period, to be less than 2.00 to 1.00.

Section 9.2.  Restricted Payments.

The Borrower shall not, and shall not permit any other Subsidiary or other than Loan Party to, declare or make any Restricted Payment while a Specified Event of Default shall exist; provided, however, that Subsidiaries may make Restricted Payments to PPI, the Borrower or any other Subsidiary at any time.

Section 9.3.  Indebtedness.

The Borrower shall not, and shall not permit any other Subsidiary or any other Loan Party to, incur, assume, or otherwise become obligated in respect of any Indebtedness after the Agreement Date if immediately prior to the assumption, incurring or becoming obligated in respect thereof, or immediately thereafter and after giving effect thereto, an Event of Default is or would be in existence, including without limitation, an Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

Section 9.4.  Certain Permitted Investments.

(a)        Subject to the immediately following subsection (c), the Borrower shall not, and shall not permit any other Subsidiary or any other Loan Party, to make any Investment in or otherwise own the following items (whether through PPI, the Borrower, any other Subsidiary or any other Loan Party) which would cause the aggregate value of such holdings of PPI, the Borrower, the other Subsidiaries and the other Loan Parties in the following items (without duplication) to exceed the following percentages of Gross Asset Value at any time:

(i)          Unimproved Land, such that the value of all such Unimproved Land exceeds 7.50% of Gross Asset Value;

(ii)         Equity Interests in Persons that are listed and actively traded on a national securities exchange, such that the aggregate value of such Equity Interests exceeds 5.0% of Gross Asset Value;

(iii)        Non-Multifamily Properties (other than Condominium Properties), such that the aggregate value of all such Non-Multifamily Properties exceeds 5.0% of Gross Asset Value;

(iv)        Notes Receivable, such that the aggregate value of such Notes Receivable exceeds 10.0% of Gross Asset Value;

(v)         Unconsolidated Affiliates, such that the aggregate value of all Investments in such Unconsolidated Affiliates exceeds 20.0% of Gross Asset Value; and

(vi)        Development Properties (excluding Condominium Properties being developed on a “ground up” basis and Unimproved Land), such that the Total Budgeted Cost of all such Development Properties exceeds 25.0% of Gross Asset Value.

In addition to the foregoing limitations, the aggregate value of the items described in clauses (i), (ii), (iii) (iv) and (vi) shall not exceed 30.0% of Gross Asset Value at any time.

(b)        For the purposes of this Section, (A) Investments in Development Properties shall be valued based on the Total Budgeted Costs for such Development Properties, (B) Investments in the items described in clauses (i) through (v) of subsection (a) shall be valued in the manner described for such items in the definition of Gross Asset Value, (C) Investments in any of items (i) through (vi) of subsection (a) above held by a Non-Wholly Owned Subsidiary shall be valued based on the respective Ownership Shares of such items owned by PPI, the Borrower and its Wholly Owned Subsidiaries, (D) the Investment in any Unconsolidated Affiliate will equal PPI’s, the Borrower’s and their respective Wholly Owned Subsidiaries’ Ownership Shares of (x) the value of the assets described in clauses (i) through (v) of subsection (a) above held by such Unconsolidated Affiliates valued in the manner described for such items in the definition of Gross Asset Value and (y) Total Budgeted Cost for such Unconsolidated Affiliate’s Development Properties, and (E) Investments in any of the above items (i) through (vi) of subsection (a) above held as part of a Mixed-Use Project shall be valued after excluding the value attributable to the Excluded Portion of such Mixed-Use Project.

(c)        Notwithstanding the immediately preceding clause (a), the Borrower shall not, and shall not permit any other Subsidiary or any other Loan Party to, make

Investments in Condominium Properties; provided, that the limitations of this subsection shall not apply to (i) the existing Investments of PPI, the Borrower, the other Subsidiaries and the other Loan Parties in The Ritz Carlton Residences located in Atlanta, Georgia and the Four Seasons Private Residences located in Austin, Texas or (ii) Investments in a Mixed-Use Project where the total units attributable to residential condominium units represent less than 25.0% of total units of such Mixed-Use Project.

Section 9.5.  Investments Generally.

The Borrower shall not, and shall not permit any other Subsidiary or other Loan Party to, directly or indirectly, acquire, make or purchase any Investment, or permit any Investment of such Person to be outstanding on and after the Agreement Date, other than the following:

(a)        Investments in Subsidiaries in existence on the Agreement Date and disclosed on Schedule 6.1.(b);

(b)        Investments to acquire Equity Interests of a Subsidiary or any other Person who after giving effect to such acquisition would be a Subsidiary, so long as in each case (i) immediately prior to such Investment, and after giving effect thereto, no Event of Default is or would be in existence and (ii) if such Subsidiary is (or after giving effect to such Investment would become) a Significant Subsidiary, and is not an Excluded Subsidiary, the terms and conditions set forth in Section 7.12. are satisfied;

(c)        Investments permitted under Section 9.4.;

(d)        Investments in Cash Equivalents;

(e)        intercompany Indebtedness among the Borrower and its Wholly Owned Subsidiaries provided that such Indebtedness is permitted by the terms of Section 9.3.;

(f)        loans and advances to officers and employees for moving, entertainment, travel and other similar expenses in the ordinary course of business consistent with past practices; and

(g)        any other Investment so long as immediately prior to making such Investment, and immediately thereafter and after giving effect thereto, no Event of Default is or would be in existence.

Section 9.6.  Liens, Negative Pledges; Other Matters.

(a)        The Borrower shall not, and shall not permit any other Subsidiary or other Loan Party to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

(b)        The Borrower shall not, and shall not permit any other Subsidiary or other Loan Party to, enter into, assume or otherwise be bound by any Negative Pledge, except for a Negative Pledge contained (i) in any agreement (x) evidencing Indebtedness which PPI and the Borrower, such other Subsidiary or such other Loan Party, may create, incur, assume, or permit or suffer to exist under Section 9.3., (y) which Indebtedness is secured by a Lien permitted to exist, and (z) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into; (ii) leases and other agreements restricting the assignment, sublease, or pledge thereof; (iii) the organizational documents and financing agreements applicable solely to any Subsidiary that is participating in a structured finance arrangement as a “bankruptcy remote” Subsidiary; (iv) the organizational documents or other agreements binding on any Excluded Subsidiary or any Non-Wholly Owned Subsidiary; (v) in any agreements evidencing or governing Unsecured Indebtedness otherwise permitted by Section 9.3. in a principal amount not less than $25,000,000; or (vi) any agreements more particularly described on Schedule 9.6.(b) and any extensions, renewals, refinancings, or replacements of such agreements.

(c)        The Borrower shall not, and shall not permit any other Subsidiary or other Loan Party to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (i) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary; (ii) pay any Indebtedness owed to the Borrower or any other Subsidiary; (iii) make loans or advances to the Borrower or any other Subsidiary; or (iv) transfer any of its property or assets to the Borrower or any other Subsidiary, except for any such encumbrances or restrictions (A) imposed by Applicable Law, (B) contained in agreements relating to the sale of a Subsidiary or assets pending such sale, or relating to Indebtedness secured by a Lien on assets that the Borrower or such Subsidiary may create, incur, assume, or permit or suffer to exist under Sections 9.3. and 9.6., provided that in any such case the encumbrances and restrictions apply only to the Subsidiary or the assets that are the subject of such sale or Lien, as the case may be, (C) set forth in the organizational documents or other agreements binding on or applicable to any Excluded Subsidiary or any Non-Wholly Owned Subsidiary, (D) contained in the organizational documents or financing agreements of any Subsidiary that is participating in a structured finance arrangement as a “bankruptcy remote” Subsidiary, (E) contained in the agreements described on Schedule 9.6.(c) and any renewals, extensions, refinancings, or replacements of any such agreements or (F) contained in this Agreement, in the Cash Management Line Agreement or in the Revolving Credit Agreement.

Section 9.7.  Merger, Consolidation, Sales of Assets and Other Arrangements.

The Borrower shall not, and shall not permit any other Subsidiary or any other Loan Party to, (i) enter into any transaction of merger or consolidation; (ii) liquidate or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole whether now owned or hereafter acquired; provided, however, that:

(a)        any of the actions described in the immediately preceding clauses (i) and (ii) may be taken with respect to any Subsidiary that is not also a Loan Party so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Event of Default is or would be in existence;

(b)        any Person may merge with and into PPI, the Borrower or another Loan Party, as the case may be, so long as (i) PPI, the Borrower or the other Loan Party, as the case may be, is the survivor of such merger, (ii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Event of Default is or would be in existence, and (iii) the Borrower shall have given the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice of such merger (except that such prior notice shall not be required in the case of the consolidation or merger of a Subsidiary (other than the Borrower) with and into PPI, the Borrower or another Loan Party);

(c)        PPI, the Borrower and each of their respective Subsidiaries may convey, sell, lease, sublease, transfer or otherwise dispose of assets among themselves; and

(d)        any Subsidiary may liquidate or dissolve itself so long as any assets of such Subsidiary are distributed or otherwise transferred or conveyed to another Subsidiary.

Section 9.8.  Fiscal Year.

The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 9.9.  Modifications of Organizational Documents.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify its articles or certificate of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.

Section 9.10.  Transactions with Affiliates.

The Borrower shall not, and shall not permit any other Subsidiary or any other Loan Party to, permit to exist or enter into, any material transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (excluding any other Loan Parties or any other Subsidiaries), except transactions (a) pursuant to the reasonable requirements of the business of PPI, the Borrower or any of their Subsidiaries and upon fair and reasonable terms which are not less favorable in any material respect to PPI, the Borrower or such Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate or (b) described on Schedule 9.10.

Section 9.11.  Plans.

The Borrower shall not, and shall not permit any other Subsidiary or other Loan Party to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

Section 9.12.  Derivatives Contracts.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of, Derivatives Contracts, other than Derivatives Contracts entered into by PPI, the Borrower, any such Loan Party or any such Subsidiary in furtherance of their respective business purposes as provided herein and not for speculative purposes.

ARTICLE X. DEFAULT

Section 10.1.  Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)        Default in Payment of Principal.  The Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans.

(b)        Default in Payment of Interest and Other Obligations.  The Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document or the Fee Letter, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and such failure shall continue for a period of 5 Business Days.

(c)        Default in Performance.

(i)        Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in clause (i) of Section 8.5.(h) or in Article IX.; or

(ii)       Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (c)(ii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(d)        Misrepresentations.  Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or made or deemed made by, or on behalf of or at the direction of, any Loan Party to the Administrative Agent or any Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.

(e)        Indebtedness Cross-Default.

(i)        The Borrower, any Subsidiary or any other Loan Party shall fail to pay when due, within any applicable cure period, the principal of, or interest on, (A) any Indebtedness (other than the Loans, any Nonrecourse Indebtedness and Indebtedness in respect of the Revolving Credit Agreement and related documents) having an aggregate outstanding amount of $20,000,000 or more (such Indebtedness described in this clause (A), “Material Recourse Indebtedness”) or (B) any Nonrecourse Indebtedness having an aggregate outstanding principal amount of $40,000,000 or more (such Nonrecourse Indebtedness described in this clause (B), “Material Nonrecourse Indebtedness”; and together with the Material Recourse Indebtedness, the “Material Indebtedness”); or

(ii)       (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or

(iii)      Any other event shall have occurred and be continuing which permits any holder or holders of any Material Indebtedness, or any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity; or

(iv)        As a result of the failure of PPI, the Borrower, any other Loan Party or any other Subsidiary to perform or observe any term, covenant, condition or agreement contained in any Derivatives Contract to which it is a party, such Derivatives Contract is terminated by the counterparty thereof as a result of such failure and the Derivatives Termination Value owed by such Person as a result thereof is $20,000,000 or more; or

(v)        An Event of Default under and as defined in the Revolving Credit Agreement shall exist.

(f)        Voluntary Bankruptcy Proceeding. PPI, the Borrower, any other Loan Party or any Material Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (g); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(g)        Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against PPI, the Borrower, any other Loan Party or any Material Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against PPI, the Borrower, such Material Subsidiary or such other Loan Party (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(h)        Litigation; Enforceability. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document or the Fee Letter to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or the Fee Letter or any Loan Document or the Fee Letter shall cease to be in full force and effect (except as a result of the express terms thereof).

(i)        Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against PPI, the Borrower, any other Subsidiary or any other Loan Party, by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order exceeds, individually or together with all other such outstanding judgments or orders (exclusive of amounts subject to insurance coverage or to reimbursement or indemnity payments from a surety or other creditworthy party) entered against PPI, the Borrower, the other Subsidiaries and the other Loan Parties, $20,000,000 at any one time outstanding or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment is reasonably expected to have a Material Adverse Effect.

(j)        Attachment.  A warrant, writ of attachment, execution or similar process shall be issued against any property of PPI, the Borrower, any other Subsidiary or any other Loan Party which exceeds, individually or together with all other such warrants, writs, executions and processes, $20,000,000 in amount, and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of thirty (30) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.

(k)        ERISA.

(i)        Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $20,000,000; or

(ii)       The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $20,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(l)        Loan Documents.  An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(m)        Change of Control.  There shall occur a Change of Control.

Section 10.2.  Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)        Acceleration; Termination of Facilities.

(i)         Automatic.  Upon the occurrence of an Event of Default specified in Sections 10.1.(f) or 10.1.(g), (A)(1) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, and (2) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties and (B) if otherwise in effect, the Commitments and the obligation of the Lenders to make Loans shall all immediately and automatically terminate.

(ii)       Optional.  If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (A) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding and (2) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties and (B) if otherwise in effect, terminate the Commitments and the obligation of the Lenders to make Loans.

(b)        Loan Documents.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)        Applicable Law.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

Section 10.3.  Remedies Upon Default.

Upon the occurrence of a Default specified in Section 10.1.(g), the Commitments, if otherwise in effect, shall immediately and automatically terminate.

Section 10.4.  Marshaling; Payments Set Aside.

None of the Administrative Agent, any Lender or any Specified Derivatives Provider shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations or the Specified Derivatives Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent, any Lender or any Specified Derivatives Provider, or the Administrative Agent, any Lender or any Specified Derivatives Provider enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or Specified Derivatives Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 10.5.  Allocation of Proceeds.

If an Event of Default exists and maturity of any of the Obligations has been accelerated, all payments received by the Administrative Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a)        amounts due to the Administrative Agent and the Lenders in respect of expenses due under Section 12.2. until paid in full, and then Fees;

(b)        payments of interest on all Loans, to be applied for the ratable benefit of the Lenders;

(c)        payments of principal of all Loans and payments of the Derivatives Termination Value in respect of any and all Specified Derivatives Contracts, to be applied for the ratable benefit of the Lenders and Specified Derivatives Providers;

(d)        amounts due to the Administrative Agent and the Lenders pursuant to Sections 11.7. and 12.10.;

(e)        payments of all other Obligations and other amounts due under any of the Loan Documents and Specified Derivatives Contracts, if any, to be applied for the ratable benefit of the Lenders and the applicable Specified Derivatives Providers; and

(f)        any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 10.6.  Performance by Administrative Agent.

If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or any other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.7.  Rights Cumulative.

The rights and remedies of the Administrative Agent, the Lenders and the Specified Derivatives Providers under this Agreement, each of the other Loan Documents, the Fee Letter and Specified Derivatives Contracts shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies, the Administrative Agent, the Lenders and the Specified Derivatives Providers may be selective and no failure or delay by the Administrative Agent, any of the Lenders or any of the Specified Derivatives Providers in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

Section 10.8.  Specified Derivatives Contract Remedies.

Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent or the Lenders, to exercise such remedies as may be available to such Specified Derivatives Provider under the Specified Derivatives Contract or Applicable Law, which may include (without limitation) any of the following: (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof; (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts; (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider; and (d) to prosecute any legal action against the Borrower, any Loan Party or other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract.

ARTICLE XI. THE ADMINISTRATIVE AGENT

Section 11.1.  Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article VIII. that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 11.2.  Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person, or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders and the Specified Derivatives Providers in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 11.3.  Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 11.4.  Wells Fargo as Lender.

Wells Fargo, as a Lender or as a Specified Derivatives Provider, as the case may be, shall have the same rights and powers under this Agreement and any other Loan Document and under any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders or any other Specified Derivatives Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower and any other Loan Party for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the other Lenders or any other Specified Derivatives Providers. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 11.5.  Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof. Except with respect to items described in Section 12.7.(c) that require the consent by each of the Lenders directly and adversely affected thereby, unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 11.6.  Lender Credit Decision, Etc.

Each Lender expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other Affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.

Section 11.7.  Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.8.  Successor Administrative Agent.

The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor

Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. The appointment of any successor Administrative Agent by the Requisite Lenders or by the Administrative Agent shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender as a successor Administrative Agent). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Section 11.9.  Titled Agents.

Each of the Arrangers, the Bookrunner and the Co-Syndication Agents (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

ARTICLE XII. MISCELLANEOUS

Section 12.1.  Notices.

Unless otherwise provided herein (including without limitation as provided in Section 8.6.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Borrower:

Post Apartment Homes, L.P.
One Riverside
4401 Northside Parkway, Suite 800
Atlanta, Georgia 30327-3057
Attention:	Christopher J. Papa, Executive Vice President and
Chief Financial Officer
Telephone:	(404) 846-5028
Telecopier:	(404) 504-9388

If to the Administrative Agent (other than notices under Article II):

Wells Fargo Bank, National Association
2859 Paces Ferry Road, Suite 1200
Atlanta, Georgia 30339
Attention:	Loan Administration Manager
Telecopier:	770-435-2262
Telephone:	770-319-3800

If to the Administrative Agent under Article II:

Wells Fargo Bank, National Association
Charlotte Loan Center-Agency Services
1525 West WT Harris Blvd
Charlotte, North Carolina 28262
Attention:	Disbursement Center
Telecopier:	704-715-0017
Telephone:	704-590-2756

If to any other Lender:

To such Lender’s mailing address or telecopy number or email address as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 8.6. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Article II. shall be effective only when actually received. None of the Administrative Agent or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 12.2.  Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and costs and expenses of the Administrative Agent in connection with the use of

IntraLinks, Inc., SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Administrative Agent and the Lenders for all their costs and expenses incurred in connection with the “workout”, enforcement or preservation of any rights under the Loan Documents and the Fee Letter, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, and (c) to the extent not already covered by any of the preceding subsections, to pay or reimburse the reasonable fees and disbursements of counsel to the Administrative Agent and any Lender actually incurred and paid by such Person in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 10.1.(f) or 10.1.(g), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 12.3.  Stamp, Intangible and Recording Taxes.

The Borrower will pay any and all stamp, excise, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.

Section 12.4.  Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Lender, each Affiliate of the Administrative Agent or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Affiliate of a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, any Affiliate of the Administrative Agent or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2., and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9. and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders.

Section 12.5.  Litigation; Jurisdiction; Other Matters; Waivers.

(a)        EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS OR THE FEE LETTER.

(b)        EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE NORTHERN DISTRICT OF GEORGIA AND, ANY STATE COURT LOCATED IN FULTON COUNTY, GEORGIA, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS, ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS OR THE FEE LETTER. THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)        THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

Section 12.6.  Successors and Assigns.

(a)        Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an

Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)        Minimum Amounts.

 (A)        in the case of an assignment of the entire remaining amount of an assigning Lender’s Commitment and the Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

 (B)        in any case not described in the immediately preceding subsection (A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 in the case of any assignment of a Commitment, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $10,000,000, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.

(ii)       Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)      Required Consents.  No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

 (A)        the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

 (B)        the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment if such assignment is to a Person that is not already a Lender with a Commitment or an Affiliate of such a Lender.

(iv)       Assignment and Assumption; Notes.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.

(v)        No Assignment to Borrower.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)       No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4., 12.2. and 12.10. and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.11. with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c)        Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)        Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any provision of any Loan Document described Section 12.7.(c) that adversely affects such Participant. Subject to the immediately following subsection (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10., 4.1., 4.4. to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 12.4. as though it were a Lender, provided such Participant agrees to be subject to Section 3.3. as though it were a Lender. Upon request from the Administrative Agent, a Lender shall notify the Administrative Agent and the Borrower of the sale of any participation hereunder.

(e)        Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 3.10. and 4.1. than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.10. unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Administrative Agent, to comply with Section 3.10. as though it were a Lender.

(f)        Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)        No Registration.  Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

Section 12.7. Amendments and Waivers.

(a)        Generally.  Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.

(b)        Certain Requisite Lender Consents.  Notwithstanding the foregoing, no amendment or waiver shall, unless in writing, and signed by Lenders having at least 66-2/3% of the aggregate amount of the Commitments, or if the Commitments have been terminated or reduced to zero, Lenders holding at least 66-2/3% of the principal amount of the aggregate outstanding Loans, amend or waive the provisions of Section 2.8.(c) or Section 10.1.(m) (including any Default or Event of Default resulting under such Section).

(c)        Consent of Lenders Directly Affected.  In addition to the foregoing requirements, no amendment, waiver or consent shall, unless in writing, and signed by each of the Lenders directly and adversely affected thereby (or by Administrative Agent at the written direction of such Lender), do any of the following:

(i)        increase the Commitment of such Lender (excluding any increase as a result of an assignment of Commitments permitted under Section 12.6.) or subject such Lender to any additional obligations;

(ii)       reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations owing to such Lender (other than as a result of a waiver of the applicability of the Post-Default Rate);

(iii)      reduce the amount of any Fees payable to such Lender hereunder;

(iv)      modify the definition of “Availability Termination Date” or “Termination Date” (except in accordance with Section 2.13.) or otherwise postpone any date fixed for any payment of any principal of, or interest on, any Loans or for the payment of Fees or any other Obligations owing to such Lender;

(v)       modify the definition of “Commitment Percentage” (excluding as a result of any change in the aggregate amount of Commitments permitted under Sections 2.16., 3.9. or 4.5.) or amend or otherwise modify the provisions of Section 3.2.;

(vi)      amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

(vii)     modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(viii)    release any Guarantor from its obligations under the Guaranty except as contemplated by Section 7.12.(c);

(ix)      waive a Default or Event of Default under Section 10.1.(a) or (b); or

(x)       amend, or waive the Borrower’s compliance with, Section 2.15.

(d)        Authorization of the Administrative Agent.  Notwithstanding the immediately preceding subsection (a), but subject to the limitations of the immediately preceding subsections (b) and (c), each Lender hereby irrevocably authorizes the Administrative Agent on behalf of such Lender, and without further consent, to enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 2.13. and Section 2.16., as the case may be.

(e)        Amendment of Administrative Agent’s Duties, Etc.  No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(f)        Changes to Revolving Credit Agreement.  Notwithstanding anything to the contrary contained in this Agreement but subject to Section 12.7.(c), if and to the extent any of the representations and warranties, covenants, acceleration rights, events of default and other material terms contained in Article VI. through Article X. of the Revolving Credit Agreement (as amended, modified, refinanced, supplemented and extended from time to time) or such other terms or provisions set forth in an amendment, modification, refinancing, supplement or extension of the Revolving Credit Agreement that are substantively similar to the preceding terms and provisions, and the related definitions for such provisions (collectively, the “Corresponding Provisions”) are hereafter amended, in any material respect, or compliance therewith is waived or any additional representations, warranties, covenants or events of default are added that are different in any material respect to the Corresponding Provisions in the Revolving Credit Agreement (as amended, modified, refinanced, supplemented and extended from time to time), then, in each such case and at the election of the Lenders in writing, such amendment, waiver or addition (each a “Corresponding Modification”) shall be deemed incorporated and given effect in this Agreement to the same extent as though set forth in full herein, so as to have the provisions of this Agreement consistent with such Corresponding Provisions in the Revolving Credit Agreement (as amended, modified, refinanced, supplemented and extended from time to time). The Borrower agrees to provide the Administrative Agent and each Lender with a copy of such amendment, waiver, consent or approval with respect to the Revolving Credit Agreement (as amended, modified, refinanced, supplemented and extended from time to time) within 10 days prior to the execution thereof. The Borrower agrees to execute and deliver promptly, and in any event within 10 days of the Lenders’ request to the Borrower, a document in form and substance satisfactory to the Administrative Agent to reflect any such amendment, waiver, consent or approval pursuant to this subsection (e), provided, that the execution and delivery of such document shall not be a condition to the effectiveness of such amendment, waiver, consent or approval.

Section 12.8.  Nonliability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent or any Lender shall have any fiduciary responsibilities to the Borrower or any other Loan Party and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. None of the Administrative Agent or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 12.9.  Confidentiality.

Except as otherwise provided by Applicable Law, the Administrative Agent and each Lender shall maintain the confidentiality of all Information (as defined below) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to PPI, the Borrower and any other Loan Party and their respective obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any such Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate of the Borrower except where the Administrative Agent or such Lender has reason to believe in the exercise of its good faith judgment that the source of such confidential information breached a confidentiality obligation in disclosing such Information; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate; provided that, in the case of any such information received from the Borrower, any other Loan Party, any other Subsidiary or any Affiliate after the date hereof, such information shall be assumed to be confidential and Private Information unless clearly identified at the time of delivery as Public Information or not confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.10.  Indemnification.

(a)        The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, the Lenders, all of the Affiliates of each of the Administrative Agent or any of the Lenders, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments or reasonable out-of-pocket expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.10. or 4.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Administrative Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Administrative Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent or the Lenders may have under this Agreement or the other Loan Documents; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this clause (viii) to the extent arising from the gross negligence or willful misconduct of such Indemnified Party or material breach of such Indemnified Party’s contractual obligations to the Borrower under this Agreement, in each case, as determined by a court of competent jurisdiction in a final, non-appealable judgment; (ix) any civil penalty or fine assessed by the OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Borrower, any other Loan Party or any other Subsidiary that violates a sanction administered or enforced by the OFAC; or (x) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Administrative Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws.

(b)        The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.

(c)        This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(d)        Promptly after receipt by an Indemnified Party of written notice of any loss, claim, damage or liability in respect of which indemnity may be sought by it hereunder, such Indemnified Party will notify the Borrower thereof, provided that the failure to give any such notice hereunder shall not affect the obligation of the Borrower under this Agreement or any of the other Loan Documents. Thereafter, such Indemnified Party and the Borrower shall consult, to the extent appropriate, with a view to minimizing the cost to the Borrower of its obligations hereunder. In case any such Indemnified Party receives written notice of any loss, claim, damage or liability in respect of which indemnity may be sought by it hereunder, and it notifies the Borrower thereof, the Borrower will be entitled to participate in the defense thereof, and to the extent that the Borrower may elect by notice delivered to such Indemnified Party promptly after receiving aforesaid notice from such Indemnified Party, to assume the defense thereof, with counsel reasonably satisfactory at all times to the Indemnified Party; provided that if the parties against whom any loss, claim, damage or liability arises include both the Indemnified Party and the Borrower, and such Indemnified Party shall have reasonably concluded that there may be legal defenses available to it or other Indemnified Parties which are different from or additional to those available to the Borrower and may conflict therewith, such Indemnified Party or Parties shall have the right to select separate counsel to assume such legal defense and otherwise to participate in the defense of such loss, claims, damage or liability on behalf of such Indemnified Party or Parties. Upon receipt of notice from the Borrower to such Indemnified Party of the Borrower’s election so to assume the defense of such loss, claim, damage or liability and approval of counsel by such Indemnified Party, the Borrower shall not be liable to such Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) such Indemnified Party shall have employed counsel in connection with the assumption of legal defenses in accordance with the proviso to the immediately preceding sentence, (ii) the Borrower shall not have employed and continue to employ counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party, or (iii) the Borrower shall have approved the employment of counsel for such Indemnified Party at the Borrower’s expense.

(e)        All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(f)        Subject to the immediately preceding subsection (d), an Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.

(g)        If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(h)        The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 12.11.  Termination; Survival.

This Agreement shall terminate at such time as (a) all of the Commitments have been terminated or expired, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 3.10., 4.1., 4.4., 11.7., 12.2. and 12.10. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.5., shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.12.  Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 12.13.  GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.14.  Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 12.15.  Obligations with Respect to Loan Parties.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

Section 12.16.  Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is prohibited by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists contrary to such prohibition.

Section 12.17.  Limitation of Liability.

None of the Administrative Agent or any Lender, or any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Administrative Agent or any Lender or any of the Administrative Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, the Fee Letter, or any of the transactions contemplated by this Agreement or financed hereby.

Section 12.18.  Entire Agreement.

This Agreement, the Notes, the other Loan Documents and the Fee Letter embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 12.19.  Construction.

The Administrative Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Borrower and each Lender.

Section 12.20.  Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 12.21.  Margin Stock.

Each of the Lenders confirms that it in good faith has not relied upon any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) as direct or indirect collateral in extending or maintaining any credit provided by it under this Agreement or any other Loan Document.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Term Loan Agreement to be executed by their authorized officers all as of the day and year first above written.

POST APARTMENT HOMES, L.P.

By: Post GP Holdings, Inc., its sole general partner

By:

Name:	Christopher J. Papa

Title:	Executive Vice President
and Chief Financial Officer

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement

with Post Apartment Homes, L.P.]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as a Lender

By:
	Name:	Matthew Ricketts

Title:	Managing Director

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement

with Post Apartment Homes, L.P.]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:
	Name:	Chad McMasters

Title:	SVP

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement

with Post Apartment Homes, L.P.]

SUNTRUST BANK, as a Lender

By:
	Name:	W. John Wendler

Title:	Senior Vice President

[Signature Page to Term Loan Agreement

with Post Apartment Homes, L.P.]

UNION BANK, N.A., as a Lender

By:
	Name:	Andrew Romanosky

Title:	Vice President

[Signature Page to Term Loan Agreement

with Post Apartment Homes, L.P.]

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:
	Name:	Robert T. Barnaby

Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement

with Post Apartment Homes, L.P.]

CAPITAL ONE, N.A., as a Lender

By:
	Name:	Ashish Tandon

Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement

with Post Apartment Homes, L.P.]

REGIONS BANK, as a Lender

By:
	Name:	Paul E. Burgan

Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement

with Post Apartment Homes, L.P.]

TD BANK, N.A., as a Lender

By:
	Name:	BRIAN GORMLEY

Title:	V. P.

SCHEDULE I

Commitments

Lender	Commitment Amount
Wells Fargo Bank, National Association	$75,000,000.00
PNC Bank, National Association	$50,000,000.00
SunTrust Bank	$50,000,000.00
Union Bank, N.A.	$25,000,000.00
Branch Banking and Trust Company	$25,000,000.00
Capital One, N.A.	$25,000,000.00
Regions Bank	$25,000,000.00
TD Bank, N.A.	$25,000,000.00
TOTAL	$300,000,000.00

Schedule 1.1

Loan Parties as of Agreement Date

BORROWER

POST APARTMENT HOMES, L.P.,

a Georgia limited partnership

GUARANTORS

POST GP HOLDINGS, INC.,

a Georgia corporation

POST LP HOLDINGS, INC.,

a Georgia corporation

POST PROPERTIES, INC.,

a Georgia corporation

SUBSIDIARY GUARANTORS

Limited Partnerships

POST FB I, LIMITED PARTNERSHIP,

a Georgia limited partnership

POST FB II, LIMITED PARTNERSHIP,

a Georgia limited partnership

AUSTIN BC, L.P.,

a Georgia limited partnership

POST EASTSIDE LIMITED PARTNERSHIP,

a Georgia limited partnership

POST MIDTOWN SQUARE, L.P.,

a Georgia limited partnership

POST-AMERUS RICE LOFTS, L.P.,

a Georgia limited partnership

PMBC AUSTIN LIMITED PARTNERSHIP,

a Georgia limited partnership

POST LEGACY, L.P.,

a Georgia limited partnership

POST WORTHINGTON, L.P.,

a Georgia limited partnership

Limited Liability Companies

PARK LAND DEVELOPMENT, LLC,

a Georgia limited liability company

PBC APARTMENTS, LLC,

a Georgia limited liability company

POST ALEXANDER, LLC,

a Georgia limited liability company

PBP APARTMENTS, LLC,

a Georgia limited liability company

POST CARLYLE I, LLC,

a Georgia limited liability company

POST CARLYLE II, LLC,

a Delaware limited liability company

PF APARTMENTS, LLC,

a Georgia limited liability company

POST BALLANTYNE, LLC,

a Georgia limited liability company

POST GATEWAY PLACE, LLC,

a Georgia limited liability company

POST KATY TRAIL, LLC,

a Georgia limited liability company

POST PARKSIDE (ATLANTA), LLC,

a Georgia limited liability company

POST SPRING, LLC,

a Georgia limited liability company

Schedule 2.9

Interest Periods

See attached

Period Begin Dates	Period End Dates

January 19, 2012	February 1, 2012
February 1, 2012	March 1, 2012
March 1, 2012	April 2, 2012
April 2, 2012	May 1, 2012
May 1, 2012	June 1, 2012
June 1, 2012	July 2, 2012
July 2, 2012	August 1, 2012
August 1, 2012	September 4, 2012
September 4, 2012	October 1, 2012
October 1, 2012	November 1, 2012
November 1, 2012	December 3, 2012
December 3, 2012	January 2, 2013
January 2, 2013	February 1, 2013
February 1, 2013	March 1, 2013
March 1, 2013	April 1, 2013
April 1, 2013	May 1, 2013
May 1, 2013	June 3, 2013
June 3, 2013	July 1, 2013
July 1, 2013	August 1, 2013
August 1, 2013	September 3, 2013
September 3, 2013	October 1, 2013
October 1, 2013	November 1, 2013
November 1, 2013	December 2, 2013
December 2, 2013	January 2, 2014
January 2, 2014	February 3, 2014
February 3, 2014	March 3, 2014
March 3, 2014	April 1, 2014
April 1, 2014	May 1, 2014
May 1, 2014	June 2, 2014
June 2, 2014	July 1, 2014
July 1, 2014	August 1, 2014
August 1, 2014	September 2, 2014
September 2, 2014	October 1, 2014
October 1, 2014	November 3, 2014
November 3, 2014	December 1, 2014
December 1, 2014	January 2, 2015
January 2, 2015	February 2, 2015
February 2, 2015	March 2, 2015
March 2, 2015	April 1, 2015
April 1, 2015	May 1, 2015
May 1, 2015	June 1, 2015
June 1, 2015	July 1, 2015
July 1, 2015	August 3, 2015

August 3, 2015	September 1, 2015
September 1, 2015	October 1, 2015
October 1, 2015	November 2, 2015
November 2, 2015	December 1, 2015
December 1, 2015	January 4, 2016
January 4, 2016	February 1, 2016
February 1, 2016	March 1, 2016
March 1, 2016	April 1, 2016
April 1, 2016	May 2, 2016
May 2, 2016	June 1, 2016
June 1, 2016	July 1, 2016
July 1, 2016	August 1, 2016
August 1, 2016	September 1, 2016
September 1, 2016	October 3, 2016
October 3, 2016	November 1, 2016
November 1, 2016	December 1, 2016
December 1, 2016	January 3, 2017
January 3, 2017	February 1, 2017
February 1, 2017	March 1, 2017
March 1, 2017	April 3, 2017
April 3, 2017	May 1, 2017
May 1, 2017	June 1, 2017
June 1, 2017	July 3, 2017
July 3, 2017	August 1, 2017
August 1, 2017	September 1, 2017
September 1, 2017	October 2, 2017
October 2, 2017	November 1, 2017
November 1, 2017	December 1, 2017
December 1, 2017	January 2, 2018
January 2, 2018	January 19, 2018

Schedule 6.1(b)

Ownership Structure

I.	Subsidiaries:

98 San Jac Condo Investment, LLC

98 San Jac Holdings Limited Partnership

98 San Jac Holdings Management, LLC

3630 Acquisition, Inc.

3630 Condo Holdings, LLC

3630 North Condo Holdings, LLC

3630 North Tower Residential, LLC

3630 Peachtree Road Holdings Limited Partnership

3630 Residential GP, LLC

3630 South Tower Residential, LLC

Addison Circle Access, Inc.

Addison Circle Limited Partner, LLC

Addison Townhomes One. Ltd.

Akard-McKinney Investment Company, LLC

Alexander Condominium Development I, LLC

Alexander Condominium Development II, LLC

Armada Homes, Inc.

Armada Phoenix Townhomes, LLC

Armada Residences, L.P.

Austin BCPM Acquisition LLC

Austin BC, L.P.

Austin SL Acquisition, GP, LLC

Austin SL, L.P.

BC Austin GP, LLC

BC Austin LP, LLC

Block 588 Condominium Development, L.P.

Block 588 GP, LLC

Block 588 LP, LLC

Briarcliff Commercial Property, LLC

Carlyle Condominium Development II, LLC

Carlyle Condominium Development, LLC

Clyde Lane Condominium Development GP, LLC

Clyde Lane Condominium Development Holding, LLC

Clyde Lane Condominium Development, L.P.

Cumberland Lake, Inc.

Greenville Avenue LP, LLC

Harbour I Condominium Development, LLC

Hyde Park Walk Condominium Development, LLC

Lakeside I LP, LLC

Lakeside II LP, LLC

PAH Acquisitions, LLC

PAH Legacy Limited Partner, LLC

Park Land Development, LLC

PBC Apartments, LLC

PBP Apartments, LLC

Peachtree Condominium Development, LLC

PF Apartments, LLC

PL Apartments GP, LLC

PMBC Austin Limited Partnership

Post-Amerus American Beauty Mill, L.P.

Post-Amerus Bennie Dillon, L.P.

Post-Amerus Rice Lofts, L.P.

Post-Amerus Wilson Building II, L.P.

Post-Amerus Wilson Building, L.P.

Post Addison Circle GP, LLC

Post Alexander, LLC

Post Asset Management, Inc.

Post Atlanta Venture, LLC

Post Austin Triangle, L.P.

Post Ballantyne, LLC

Post Barton Creek, LLC

Post Briarcliff, LLC

Post Carlyle I, LLC

Post Carlyle II, LLC

Post Carlyle Services, LLC

Post Centennial Park, LLC

Post Construction Services, Inc.

Post Corners, LLC

Post Crossing, LLC

Post Development Services Limited Partnership

Post Eastside Acquisition GP, LLC

Post Eastside Limited Partnership

Post FB Acquisition GP II, LLC

Post FB Acquisition GP I, LLC

Post FB I Limited Partnership

Post FB II Limited Partnership

Post Gateway Place, LLC

Post Glen, LLC

Post GP Holdings, Inc.

Post Hope Foundation, Inc.

Post Hyde Park, LLC

Post Katy Trail, LLC

Post Landscape Group, Inc.

Post Legacy, L.P.

Post LP Holdings, Inc.

Post Meridian Dallas, LLC

Post Midtown Square GP, LLC

Post Midtown Square, L.P.

Post Park, LLC

Post Park Development, LLC

Post Parkside (Atlanta), LLC

Post Parkside at Wade, LLC

Post Rice Lofts, LLC

Post Richmond Acquisition GP, LLC

Post Richmond Avenue Investor, LLC

Post Richmond Limited Partnership

Post Services, Inc.

Post Spring, LLC

Post Square, LLC

Post Toscana, LLC

Post Triangle, LLC

Post TRS Condo I, LLC

Post TRS, Inc.

Post Wade Tract M-1, LLC

Post Wade Tract M-2, LLC

Post Wade Tract R-1, LLC

Post Walk at Citrus Park Village, LLC

Post West Avenue Lofts, L.P.

Post West Avenue, LLC

Post Wilson Buildings, LLC

Post Worthington, L.P.

Presidential Heights LLC

PSI 3630 Peachtree North, LLC

PSI 3630 Peachtree, LLC

PSI Acquisitions, LLC

P/C First Avenue LLC

RB Holdings, LLC

Residential Ventures, Inc.

Rice Lofts, LP

Rise Condominium Development GP, LLC

Rise Condominium Development Holding, LLC

Rise Condominium Development, L.P.

Riverside Villas, LLC

Rocky Point Management, Inc.

Rose Hill Associates, LLC

SL Austin LP, LLC

Soho Condominium Development, LLC

STS Loan & Management, Inc. (formerly known as Ram Partners, Inc.)

STS Loan, L.P.

The Potomac at Fallsgrove, LLC

Uptown Denver, LLC

Villas at Parkway Village, L.P.

Villas GP, LLC

Worthington Limited Partner, LLC

Worthington GP, LLC

II.	Unconsolidated Affiliates

1499 Massachusetts Avenue, Inc.

1499 Massachusetts Holding, LLC

PCH Atlanta Venture, LLC

PCH CCL Holding, LLC

PCH Collier Hills Venture, LLC

PCH Crest Lake Venture, LLC

PCH Crest Venture, LLC

PCH Lindbergh Venture, LLC

Post 1499 Massachusetts, LLC

Post Biltmore, LLC

Post Paseo Colorado, LLC

Post Peachtree, LLC

III.	Significant Subsidiaries of Borrower

None

IV.	Material Subsidiaries of Borrower

Post Addison Circle Limited Partnership

V.	Organizational and Ownership Information

Chart on file with the Agent.

Schedule 6.1.(f)

Properties; Existing Liens

See attached Community Summary

Post Properties, Inc. - Community Summary

  as of 12/31/11

Communities	MSA	State	Type (a)
Eligible Property

Abbey	Dallas	TX	MF
Alexander	Atlanta	GA	MF
Ballantyne	Charlotte	NC	MF
Barton Creek	Austin	TX	MF
Bay at Rocky Point	Tampa	FL	MF
Brookhaven	Atlanta	GA	MF
Carlyle Square (Phase I)	DC/VA	VA	MF
Chastain	Atlanta	GA	MF
Cole’s Corner	Dallas	TX	MF
Eastside	Dallas	TX	MF
Fallsgrove	DC/VA	MD	MF
Gallery	Dallas	TX	MF
Gardens	Atlanta	GA	MF
Gateway Place	Charlotte	NC	MF
Harbour Place	Tampa	FL	MF
Heights	Dallas	TX	MF
Katy Trail	Dallas	TX	MF
Lake at Baldwin Park (Phases I & II)	Orlando	FL	MF
Legacy	Dallas	TX	MF
Meridian	Dallas	TX	MF
Midtown Square (Phases I & II)	Houston	TX	MF
Park	DC/VA	MD	MF
Park at Phillips Place	Charlotte	NC	MF
Park Mesa	Austin	TX	MF
Parkside (Atlanta)	Atlanta	GA	MF
Parkside (Orlando)	Orlando	FL	MF
Peachtree Hills	Atlanta	GA	MF
Pentagon Row	DC / VA	VA	MF
Renaissance	Atlanta	GA	MF
Rice Lofts	Houston	TX	MF
Riverside	Atlanta	GA	MF
Sierra at Frisco Bridges	Dallas	TX	MF
Spring	Atlanta	GA	MF
Square	Dallas	TX	MF
Stratford	Atlanta	GA	MF
Tysons Corner	DC / VA	VA	MF
Uptown Place	Charlotte	NC	MF
Uptown Village	Dallas	TX	MF
Vineyard	Dallas	TX	MF
Vintage	Dallas	TX	MF
West Austin	Austin	TX	MF
Worthington	Dallas	TX	MF

Other Multifamily Property (Not

Stabilized, Otherwise Eligible )

None

Construction in Progress

Carlyle Square (Phase II)	DC/VA	VA	MF
Lake at Baldwin Park (Phase III)	Orlando	FL	MF
Midtown Square (Phase III)	Houston	TX	MF
Parkside at Wade (Phase I)	Raleigh	NC	MF
South Lamar	Austin	TX	MF
Encumbered
Addison Circle	Dallas	TX	MF
Briarcliff	Atlanta	GA	MF
Corners	DC / VA	VA	MF
Crossing	Atlanta	GA	MF
Glen	Atlanta	GA	MF
Hyde Park	Tampa	FL	MF
Rocky Point	Tampa	FL	MF
Toscana	New York	NY	MF
Encumbered - Non-Wholly Owned
Luminaria	New York	NY	MF
Encumbered - Unconsolidated JVs
Biltmore	Atlanta	GA	MF
Mass Ave.	DC / VA	DC	MF
Collier Hills	Atlanta	GA	MF
Crest	Atlanta	GA	MF
Lindbergh	Atlanta	GA	MF
Condominium Property
The Ritz-Carlton Residences	Atlanta	GA	CO
Four Seasons Private Residences	Austin	TX	CO

(a) MF = Multifamily Property; CO = Condominium Property

Schedule 6.1(h)

Litigation

In September 2010, the United States Department of Justice (the “DOJ”) filed a lawsuit against the Company and the Operating Partnership in the United States District Court for the Northern District of Georgia. The suit alleges various violations of the Fair Housing Act (“FHA”) and the Americans with Disabilities Act (“ADA”) at properties designed, constructed or operated by the Company and the Operating Partnership in the District of Columbia, Virginia, Florida, Georgia, New York, North Carolina and Texas. The plaintiff seeks statutory damages and a civil penalty in unspecified amounts, as well as injunctive relief that includes retrofitting apartments and public use areas to comply with the FHA and the ADA and prohibiting construction or sale of noncompliant units or complexes. The Company and the Operating Partnership filed a motion to transfer the case to the United States District Court for the District of Columbia, where a previous civil case involving alleged violations of the FHA and ADA by the Company and the Operating Partnership was filed and ultimately dismissed. On October 29, 2010, the United States District Court for the Northern District of Georgia issued an opinion finding that the complaint shows that the DOJ’s claims are essentially the same as the previous civil case, and, therefore, granted the Company and the Operating Partnership’s motion and transferred the DOJ’s case to the United States District Court for the District of Columbia. Limited discovery is proceeding as permitted by the Court. Due to the preliminary nature of the litigation, it is not possible to predict or determine the outcome of the legal proceeding, nor is it possible to estimate the amount of loss, if any, that would be associated with an adverse decision.

Schedule 9.6.(b)

Other Permitted Negative Pledges

Indenture between Post Apartment Homes, L.P. and SunTrust Bank as Trustee, dated September 15, 2000, as amended and supplemented, and the promissory notes issued from time to time thereunder (include financial covenants as to amount of secured debt as a percentage of adjusted total assets).

Schedule 9.6.(c)

Other Permitted Restrictions

1.    Customary restrictions in documents evidencing or governing Secured Indebtedness (other than any Secured Indebtedness of the GP Sub and the LP Sub), applicable upon the occurrence and during the continuation of any default in respect of such Secured Indebtedness.

2.    Customary restrictions and encumbrances of the type described in clause (iv) of Section 9.6(c) in documents evidencing or governing leases of property by the Borrower, any Subsidiary or any other Loan Party, as lessee, provided that such restrictions and encumbrances apply only to such lessee or the assets that are the subject of such lease.

Schedule 9.10

Transactions with Affiliates

None

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

1        For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2        For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3        Select as appropriate.

4        Include bracketed language if there are either multiple Assignors or multiple Assignees.

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower:	Post Apartment Homes, L.P.

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Term Loan Agreement

5.	Credit Agreement:

Term Loan Agreement dated as of January 19, 2012 among Post Apartment Homes, L.P., the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents parties thereto, as the same may be amended, restated, supplemented or otherwise modified on or prior to the date of this Assignment and Assumption.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/ Loans for all Lenders[7]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[8]	CUSIP Number
		$	$	%
		$	$	%

[7.	Trade Date:	][9]

Effective Date:                                 , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

5        List each Assignor, as appropriate.

6        List each Assignee, as appropriate.

7        Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

8        Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

9        To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10]

[NAME OF ASSIGNOR]

By:

Name:

Title:

[NAME OF ASSIGNOR]

By:

Name:

Title:

ASSIGNEE[S][11]

[NAME OF ASSIGNEE]

By:

Name:

Title:

[NAME OF ASSIGNEE]

By:

Name:

Title:

10         Add additional signature blocks as needed.

11        Add additional signature blocks as needed.

[Consented to and]12 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:

Name:

Title:

[Consented to:][13]

POST APARTMENT HOMES, L.P.
By: Post GP Holdings, Inc., its sole General Partner

By:

Name:

Title:

12         To be added only if the consent of the Administrative Agent is required by the terms of the Term Loan Agreement.

13        Include signature of the Borrower only if required under Section 12.6.(b) of the Term Loan Agreement.

ANNEX 1

[                                 ]14

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.   Representations and Warranties.

1.1   Assignor[s].   [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Term Loan Agreement (subject to such consents, if any, as may be required under such definition), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.1 or 8.2., as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

14        Describe Term Loan Agreement at option of Administrative Agent.

2.   Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date specified for this Assignment and Assumption. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF MASTER TERM NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, Post Apartment Homes, L.P., a Georgia limited partnership (the “Borrower”) hereby unconditionally promises to pay to the order of                                                   (the “Lender”), in care of Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), to Wells Fargo Bank, National Association, 1525 West WT Harris Boulevard, Charlotte, North Carolina 28262, or at such other address as may be specified in writing by the Administrative Agent to the Borrower, the aggregate unpaid principal sum of                                  AND     /100 DOLLARS ($                        ), or such lesser amount as may be the then outstanding and unpaid balance of all Loans made by the Lender to the Borrower pursuant to, and in accordance with the terms of, the Term Loan Agreement (as defined herein).

The Borrower further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time on the dates and at the rates and at the times specified in the Term Loan Agreement.

This Note is one of the “Notes” referred to in the Term Loan Agreement dated as of January 19, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), the Administrative Agent, and the other parties thereto, and is subject to, and entitled to, all provisions and benefits thereof. Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Term Loan Agreement.

The Term Loan Agreement, among other things, (a) provides for the making of Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, (b) permits the prepayment of the Loans by the Borrower subject to certain terms and conditions, (c) provides for the acceleration of the Loans upon the occurrence of certain specified events and (d) imposes limitations on, and requirements with respect to, any assignment or other transfer of this Note or any Loans evidenced hereby.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

Time is of the essence for this Note.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Term Note under seal as of the date first written above.

POST APARTMENT HOMES, L.P.

By: Post GP Holdings, Inc., its sole General Partner

By:

Name:

Title:

SCHEDULE OF LOANS

This Note evidences Loans made under the within-described Term Loan Agreement to the Borrower, on the dates, in the principal amounts, bearing interest at the rates and maturing on the dates set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Interest Rate	Maturity Date of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT C

FORM OF GUARANTY

THIS GUARANTY dated as of January     , 2012 (this “Guaranty”) executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Term Loan Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) by and among Post Apartment Homes, L.P. (the “Borrower”), the Administrative Agent, the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”; the Administrative Agent, the Lenders and the Specified Derivatives Providers, each individually a “Guarantied Party” and collectively, the “Guarantied Parties”) and the other parties thereto.

WHEREAS, pursuant to the Term Loan Agreement, the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Term Loan Agreement;

WHEREAS, the Specified Derivatives Providers may from time to time enter into Specified Derivatives Contracts with the Borrower;

WHEREAS, the Borrower, each Guarantor and the Subsidiaries of the Borrower, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Lenders, and to enter into Specified Derivatives Contracts, through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Lenders making such financial accommodations available to the Borrower under the Term Loan Agreement and from the Specified Derivative Providers under the Specified Derivatives Contracts and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Guarantied Parties on the terms and conditions contained herein; and

WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Administrative Agent and the other Guarantied Parties making, and continuing to make, such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:

Section 1.    Guaranty.    Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”): (a) all indebtedness and obligations owing by the Borrower or any other Loan Party to the Administrative Agent or any Lender under or in connection with the Term Loan Agreement and any other Loan Document to which the Borrower or such other Loan Party is a party, including without limitation, the repayment of all principal of the Loans, and the payment of all interest, fees, charges, attorneys’ fees and other amounts payable to the Administrative Agent or any Lender thereunder or in connection therewith; (b) all other Obligations; (c) all Specified Derivatives Obligations; (d) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing and (e) all reasonable out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Administrative Agent or any other Guarantied Party in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder.

Section 2.  Guaranty of Payment and Not of Collection.  This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, the Guarantied Parties shall not be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy the Guarantied Parties may have against the Borrower, any other Loan Party or any other Person or commence any suit or other proceeding against the Borrower, any other Loan Party or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Loan Party or any other Person; or (c) to make demand of the Borrower, any other Loan Party or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Guarantied Parties which may secure any of the Guarantied Obligations.

Section 3.  Guaranty Absolute.  Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the Term Loan Agreement, the other Loan Documents or any Specified Derivatives Contract, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a)       (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Term Loan Agreement, any other Loan Document, any Specified Derivatives Contract or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Term Loan Agreement, any of the other Loan Documents, any Specified Derivatives Contract or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(b)       any lack of validity or enforceability of the Term Loan Agreement, any of the other Loan Documents, any Specified Derivatives Contact or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(c)       any furnishing to the Guarantied Parties of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Guarantied Obligations;

(d)       any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e)       any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f)       any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

(g)       any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Guarantied Obligations;

(h)       any application of sums paid by the Borrower, any Guarantor or any other Person with respect to the liabilities of the Borrower to the Guarantied Parties, regardless of what liabilities of the Borrower remain unpaid;

(i)       any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;

(j)       any defense, set off, claim or counterclaim (other than indefeasible payment and performance in full) which any at any time be available to or be asserted by the Borrower, any other Loan Party or any other Person against the Administrative Agent or any other Guarantied Party;

(k)       any change in corporate existence, structure or ownership of the Borrower or any other Loan Party;

(l)       any statement, representation or warranty made or deemed made by or on behalf of the Borrower, any Guarantor or any other Loan Party under any Loan Document, Specified Derivatives Contract or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or

(m)       any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full of the Guarantied Obligations).

Section 4.  Action with Respect to Guarantied Obligations.  The Guaranteed Parties may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3. and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Term Loan Agreement, any other Loan Document or any Specified Derivatives Contract; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Guarantied Obligations; (d) release any Loan Party or other Person liable in any manner for the payment or collection of any of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Loan Party or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Guarantied Parties shall elect.

Section 5.  Representations and Warranties.  Each Guarantor hereby makes to the Administrative Agent and the Lenders all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Term Loan Agreement or any other Loan Document, as if the same were set forth herein in full.

Section 6.  Covenants.  Each Guarantor will comply with all covenants that the Borrower is to cause such Guarantor to comply with under the terms of the Term Loan Agreement or any of the other Loan Documents.

Section 7.  Waiver.  Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8.  Inability to Accelerate Loan.  If the Guarantied Parties or any of them are prevented under Applicable Law or otherwise from demanding or accelerating payment of any one of the Guarantied Obligations by reason of any automatic stay or otherwise, the Administrative Agent and/or the other Guarantied Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9.  Reinstatement of Guarantied Obligations.  If claim is ever made on the Administrative Agent or any other Guarantied Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Administrative Agent or such other Guarantied Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such other Guarantied Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Term Loan Agreement, any of the other Loan Documents, any Specified Derivatives Contract or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Administrative Agent or such other Guarantied Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such other Guarantied Party.

Section 10.  Subrogation.  Upon the making by any Guarantor of any payment hereunder for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full. If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Guarantied Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Term Loan Agreement or to be held by the Administrative Agent as collateral security for any Guarantied Obligations existing.

Section 11.  Payments Free and Clear.  All Guarantied Obligations payable by each Guarantor hereunder shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including any Taxes), and if such Guarantor is required by Applicable Law or by any Governmental Authority to make any such deduction or withholding such Guarantor shall pay to the Administrative Agent and the Lenders such additional amount as will result in the receipt by the Administrative Agent and the Lenders of the full amount payable hereunder had such deduction or withholding not occurred or been required.

Section 12.  Set-off.   In addition to any rights now or hereafter granted under any of the Term Loan Agreement, the other Loan Documents, any Specified Derivatives Contract or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes each Guarantied Party, each Affiliate of a Guarantied Party and each Participant, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Affiliate of a Lender or a Participant subject to receipt of the prior written consent of the Administrative Agent and Requisite Lenders, exercised in their sole discretion, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, or such Participant or any Affiliate of the Administrative Agent or such Lender to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured. Each Guarantor agrees, to the fullest extent permitted by Applicable Law, that any Participant may exercise rights of setoff or counterclaim and other rights with respect to its participation as fully as if such Participant were a direct creditor of such Guarantor in the amount of such participation.

Section 13.   Subordination.   Each Guarantor hereby expressly covenants and agrees for the benefit of the Guarantied Parties that all obligations and liabilities of the Borrower or any other Guarantor to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations. If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.

Section 14.  Avoidance Provisions.  It is the intent of each Guarantor, the Administrative Agent and the other Guarantied Parties that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of any Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Administrative Agent and the other Guarantied Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Guarantied Parties that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15. Right of Contribution.  The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid in full and the Commitments have expired or terminated, and none of the Guarantors shall exercise any right or remedy under this Section against any other Guarantor until such Obligations have been paid in full and the Commitments have expired or terminated. This Section shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Applicable Law against the Borrower in respect of any payment of Guarantied Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall cease to be a Guarantor in accordance with the applicable provisions of the Loan Documents. For purposes of this Section, the following terms have the indicated meanings:

(a)      “Excess Payment” means the amount paid by any Guarantor in excess of its Ratable Share of any Guarantied Obligations.

(b)      “Ratable Share” means, for any Guarantor in respect of any payment of Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guarantied Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment.

(c)      “Contribution Share” means, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.

Section 16.  Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither of the Administrative Agent nor any other Guarantied Party shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 17.    Governing Law.    THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

SECTION 18. WAIVER OF JURY TRIAL.

(a)       EACH GUARANTOR, AND EACH OF THE ADMINISTRATIVE AGENT AND THE OTHER GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN SUCH GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE OTHER GUARANTIED PARTES WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE OTHER GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(B)       EACH GUARANTOR, AND EACH OF THE ADMINISTRATIVE AGENT AND THE OTHER GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE NORTHERN DISTRICT OF GEORGIA AND, ANY STATE COURT LOCATED IN FULTON COUNTY, GEORGIA, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE GUARANTORS, THE ADMINISTRATIVE AGENT OR ANY OF THE OTHER GUARANTIED PARTIES, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. EACH GUARANTOR AND EACH OF THE GUARANTIED PARTIES EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTIED PARTY OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTIED PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(C)       THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS GUARANTY.

Section 19.   Loan Accounts.   The Administrative Agent and each other Guarantied Party may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations arising under or in connection with the Term Loan Agreement, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of such Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed conclusive evidence of amounts and other matters set forth herein, absent manifest error. The failure of the Administrative Agent or any other Guarantied Party to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 20.   Waiver of Remedies.   No delay or failure on the part of the Administrative Agent or any other Guarantied Party in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any other Guarantied Party of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 21.   Termination.   This Guaranty shall remain in full force and effect with respect to each Guarantor until indefeasible payment in full of the Guarantied Obligations and the termination or cancellation of the Term Loan Agreement and all Specified Derivatives Contracts in accordance with their respective terms.

Section 22.   Successors and Assigns.   Each reference herein to the Administrative Agent or any other Guarantied Party shall be deemed to include such Person’s respective permitted successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Guarantied Parties may, in accordance with the applicable provisions of the documents, instruments and agreements evidencing the applicable Guarantied Obligations, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder. Subject to Section 12.9. of the Term Loan Agreement, each Guarantor hereby consents to the delivery by the Administrative Agent and any other Guarantied Party to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor. No Guarantor may assign or transfer its obligations hereunder to any Person without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

Section 23.   Joint and Several Obligations.   The Obligations of the Guarantors hereunder shall be joint and several, and accordingly, each guarantor confirms that it is liable for the full amount of the “Guarantied Obligations” and all of the obligations and liabilities of each of the other Guarantors hereunder.

Section 24.   Amendments.   This Guaranty may not be amended except in writing signed by the Administrative Agent and each Guarantor, subject to Section 12.7 of the Term Loan Agreement.

Section 25.   Payments.   All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at its Principal Office, not later than 2:00 p.m. on the date of demand therefor.

Section 26.   Notices.   All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any other Guarantied Party at its respective address for notices provided for in the Term Loan Agreement or Specified Derivatives Contract, as applicable, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties. Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.

Section 27.   Severability.   In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 28.   Headings.   Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 29.   Limitation of Liability.   Neither the Administrative Agent nor any other Guarantied Party, nor any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any other Guarantied Party, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty, any of the other Loan Documents, any Specified Derivatives Contract or any of the transactions contemplated by this Guaranty, the Term Loan Agreement. any of the other Loan Documents or any Specified Derivatives Contract. Each Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent or any other Guarantied Party or any of the Administrative Agent’s or any other Guarantied Party’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Term Loan Agreement, any of the other Loan Documents, any Specified Derivatives Contract or any of the transactions contemplated by hereby or thereby.

Section 30.   Electronic Delivery of Certain Information.   Each Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 8.6 of the Term Loan Agreement.

Section 31.   Definitions.   (a) For the purposes of this Guaranty:

“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

(b)       Terms not otherwise defined herein are used herein with the respective meanings given them in the Term Loan Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

[GUARANTOR]

By:

Name:

Title:

Address for Notices for all Guarantors:

c/o Post Apartment Homes, L.P.
One Riverside
4401 Northside Parkway, Suite 800
Atlanta, Georgia 30327-3057
Attention:	Christopher J. Papa, Executive Vice President and
Chief Financial Officer

Telecopier:	(404) 504-9388
Telephone:	(404) 846-5028

ANNEX I

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT dated as of             ,         , executed and delivered by                         , a                      (the “New Guarantor”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Term Loan Agreement dated as of January 19, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Post Apartment Homes, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Administrative Agent, (together with the Lenders, each individually a “Guarantied Party” and collectively, the “Guarantied Parties”), and the other parties thereto.

WHEREAS, pursuant to the Term Loan Agreement, the Guarantied Parties have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Term Loan Agreement;

WHEREAS, the Specified Derivatives Providers may from time to time enter into Specified Derivatives Contracts with the Borrower and/or its Subsidiaries;

WHEREAS, the Borrower, the New Guarantor and the existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Guarantied Parties through their collective efforts;

WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Lenders making such financial accommodations available to the Borrower under the Term Loan Agreement and from the Specified Derivatives Providers entering into Specified Derivatives Contracts and, accordingly, the New Guarantor is willing to guarantee the Borrower’s obligations to the Guarantied Parties on the terms and conditions contained herein; and

WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Administrative Agent and the other Guarantied Parties continuing to make such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:

Section 1.   Accession to Guaranty.   The New Guarantor hereby agrees that it is a “Guarantor” under that certain Guaranty dated as of January 19, 2012 (as amended, supplemented, restated or otherwise modified from time to time, the “Guaranty”), made by the Guarantors party thereto in favor of the Administrative Agent, for its benefit and the benefit of Guarantied Parties and assumes all obligations of a “Guarantor” thereunder and agrees to be bound thereby, all as if the New Guarantor had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Guarantor hereby:

(a)        irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

(b)        makes to the Administrative Agent and the other Guarantied Parties as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and

(c)        consents and agrees to each provision set forth in the Guaranty.

SECTION 2.      GOVERNING LAW.      THIS ACCESSION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3.  Definitions.  Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Term Loan Agreement.

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:

Name:

Title:

Address for Notices:

c/o Post Apartment Homes, L.P.

Attention:

Telecopier:	()
Telephone:	()

Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:

Name:

Title:

EXHIBIT D

FORM OF NOTICE OF BORROWING

                    , 20

Wells Fargo Bank, National Association

1525 W. WT Harris Boulevard 1B1

Charlotte, North Carolina 28262

Attn:  Disbursement Administrator

Telecopier: 704-715-0017

Telephone: 704-590-2756

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of January 19, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Post Apartment Homes, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Term Loan Agreement.

1.	Pursuant to Section 2.1.(b) of the Term Loan Agreement, the Borrower hereby requests that the Lenders make Loans to the Borrower in an aggregate principal amount equal to $ .

2.	The Borrower requests that such Loans be made available to the Borrower on , 20 .

3.	The Borrower hereby requests that the requested Loans all be of the following Type:

[Check one box only]

  Base Rate Loans

  LIBOR Loans, each with an initial Interest Period for a duration of:

[Check one box only]	1 month
3 months
6 months

4.	The Borrower requests that the proceeds of this borrowing of Loans be made available to the Borrower by wire transfer in immediately available funds to:

[insert wire instructions for Borrower’s account].

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and as of the date of the making of the requested Loans and after giving effect thereto, (a) no Default or Event of Default exists or shall exist, and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is

D-1

a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances or transactions, in either event not prohibited under the Term Loan Agreement. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Loans contained in Article V. of the Term Loan Agreement will have been satisfied (or waived in accordance with the applicable provisions of the Term Loan Agreement) at the time such Loans are made.

If notice of the requested borrowing of Loans was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.1.(b) of the Term Loan Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.

POST APARTMENT HOMES, L.P.

By:	Post GP Holdings, Inc., its sole General Partner

By:

Name:

Title:

D-2

EXHIBIT E

FORM OF NOTICE OF CONTINUATION

                    , 20

Wells Fargo Bank, National Association

1525 W. WT Harris Boulevard 1B1

Charlotte, North Carolina 28262

Attn: Disbursement Administrator

Telecopier: 704-715-0017

Telephone: 704-590-2756

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of January 19, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Post Apartment Homes, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Term Loan Agreement.

Pursuant to Section 2.9 of the Term Loan Agreement, the Borrower hereby requests a Continuation of a borrowing of Loans under the Term Loan Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Term Loan Agreement:

1.	The proposed date of such Continuation is , 20 .

2.	The aggregate principal amount of Loans subject to the requested Continuation is $ and was originally borrowed by the Borrower on , 20 .

3.	The portion of such principal amount subject to such Continuation is $ .

4.	The current Interest Period for each of the Loans subject to such Continuation ends on , 20 .

5.	The duration of the new Interest Period for each of such Loans or portion thereof subject to such Continuation is:

[Check one box only]	1 month
3 months
6 months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and after giving effect to such Continuation, no Default or Event of Default exists or will exist.

E-1

If notice of the requested Continuation was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.9. of the Term Loan Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

POST APARTMENT HOMES, L.P.

By:	Post GP Holdings, Inc., its sole General Partner

By:

Name:
Title:

E-2

EXHIBIT F

FORM OF NOTICE OF CONVERSION

                    , 20

Wells Fargo Bank, National Association

1525 W. WT Harris Boulevard 1B1

Charlotte, North Carolina 28262

Attn: Disbursement Administrator

Telecopier: 704-715-0017

Telephone: 704-590-2756

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of January 19, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Post Apartment Homes, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Term Loan Agreement.

Pursuant to Section 2.10. of the Term Loan Agreement, the Borrower hereby requests a Conversion of a borrowing of Loans of one Type into Loans of another Type under the Term Loan Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Term Loan Agreement:

1.	The proposed date of such Conversion is , 20 .

2.	The Loans to be Converted pursuant hereto are currently:

[Check	one box only] Base Rate Loans
LIBOR	Loans

3.	The aggregate principal amount of Loans subject to the requested Conversion is $ and was originally borrowed by the Borrower on , 20 .

4.	The portion of such principal amount subject to such Conversion is $ .

5.	The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

[Check one box only]	Base Rate Loans
LIBOR Loans, each with an initial Interest Period for a
duration of:

[Check one box only]	1 month
3 months
6 months

F-1

The Borrower hereby certifies to the Administrative Agent and the Lenders that, in the case of any Conversion of Base Rate Loans to LIBOR Loans, as of the date hereof and as of the date of such requested Conversion and after giving effect thereto, no Default or Event of Default exists or will exist.

If notice of the requested Conversion was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.10 of the Term Loan Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

POST APARTMENT HOMES, L.P.

By:	Post GP Holdings, Inc., its sole General Partner

By:

Name:

Title:

F-2

EXHIBIT G

TRANSFER AUTHORIZER DESIGNATION

(For Disbursement of Loan Proceeds by Funds Transfer)

☐  NEW     ☐  REPLACE PREVIOUS DESIGNATION      ☐    ADD     ☐    CHANGE      ☐    DELETE LINE

NUMBER

The following representatives of Post Apartment Homes, L.P. (“Borrower”) are authorized to request the disbursement of proceeds of all Loans and initiate funds transfers for Loan Number 1003327 assigned to the unsecured revolving credit facility evidenced by the Term Loan Agreement dated January 19, 2012 among the Borrower, each of the financial institutions initially a signatory thereto together with their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as the Administrative Agent for the Lenders (the “Administrative Agent”) and the other parties thereto. The Administrative Agent is authorized to rely on this Transfer Authorizer Designation until it has received a new Transfer Authorizer Designation signed by Borrower, even in the event that any or all of the foregoing information may have changed.

	Name	Title	Maximum Wire Amount1

1.

2.

3.

4.

5.

[Continued on next page]

Beneficiary Bank and Account Holder Information

1.
Transfer Funds to (Receiving Party Account Name):
Receiving Party Account Number:
Receiving Bank Name, City and State:	Receiving
Bank Routing
(ABA)
Number
Maximum Transfer Amount:
Further Credit Information/Instructions:

2.
Transfer Funds to (Receiving Party Account Name):
Receiving Party Account Number:
Receiving Bank Name, City and State:	Receiving
Bank Routing
(ABA)
Number
Maximum Transfer Amount:
Further Credit Information/Instructions:
3.
Transfer Funds to (Receiving Party Account Name):
Receiving Party Account Number:
Receiving Bank Name, City and State:	Receiving
Bank Routing
(ABA)
Number
Maximum Transfer Amount:
Further Credit Information/Instructions:

1 Maximum Wire Amount may not exceed the Loan Amount.

Date:	, 20

POST APARTMENT HOMES, L.P.

By:	Post GP Holdings, Inc., its sole General Partner

By:

Name:

Title:

EXHIBIT H

FORM OF OPINION OF COUNSEL

[See Attached]

H-1

EXHIBIT I

FORM OF COMPLIANCE CERTIFICATE

Wells Fargo Bank, National Association

1525 W. WT Harris Boulevard 1B1

Charlotte, North Carolina 28262

Attn: Disbursement Administrator

Telecopier: 704-715-0017

Telephone: 704-590-2756

Each of the Lenders Party to the Term Loan Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of January 19, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Post Apartment Homes, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to them in the Term Loan Agreement.

Pursuant to Section 8.3. of the Term Loan Agreement, the undersigned hereby certifies (in his/her capacity as an officer of GP Sub on behalf of the Borrower and not in his/her individual capacity) to the Administrative Agent and the Lenders as follows:

1.	The undersigned is the chief financial officer or chief accounting officer of the Borrower.

2.	The undersigned has examined the books and records of the Loan Parties and has conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.

3.

To the best of such officer’s knowledge, information and belief after due inquiry, no Default or Event of Default exists as of the date of this Compliance Certificate [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure].

4.

Attached hereto as Schedule 1 are reasonably detailed calculations establishing whether or not PPI, the Borrower and the Subsidiaries were in compliance with the covenants contained in Sections 9.1. and 9.4 of the Term Loan Agreement.

5.	Attached hereto as Schedule 2 is a report setting forth a statement of Funds From Operations for the fiscal [quarter/year] most recently ended.

6.	Attached hereto as Schedule 3, is a list of capital expenditures made during the fiscal [quarter/year] most recently ended.

7.

Attached hereto as Schedule 4, is (a) a report of Properties acquired during the fiscal [quarter/year] most recently ended, including the Net Operating Income of such Properties for such fiscal period, the cost of such Properties and the mortgage debt of such Properties, if any, at the end of such fiscal period; (b) a statement of Properties sold and the sales price related thereto, for the fiscal [quarter/year] most recently ended; and (e) a breakdown of Net Operating Income by Property the fiscal [quarter/year] most recently ended, including total revenues, expenses and Occupancy Rate.

8.

The representations and warranties made or deemed to be made by the Borrower and the other Loan Parties contained in the Term Loan Agreement and the other Loan Documents to which any is a party, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances or transactions, in either event not prohibited under the Term Loan Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

Name:

Title:

2

Schedule 1

Financial Covenant Compliance

[Calculations to be Attached]

3

Schedule 2

Funds From Operation

[Report to be Attached]

4

Schedule 3

Capital Expenditures

[Report to be Attached]

5

Schedule 4

Properties

6